UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
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☒     Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
KONTOOR BRANDS, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholders
On behalf of the Board of Directors and the leadership team, I am pleased to invite you to attend the Kontoor Brands, Inc. 2025 Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, April 24, 2025, at 11:00 a.m., Eastern Time, to be held live via the Internet at www.virtualshareholdermeeting.com/KTB2025. The format of the Annual Meeting will be a virtual-only meeting.
Attached to this letter are a Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the business to be conducted at the Annual Meeting.
In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their shareholders over the Internet, we have sent shareholders of record at the close of business on February 13, 2025 a Notice of Internet Availability of Proxy Materials (“Notice”) beginning on or about March 6, 2025. The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of these proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice, as well as in the attached Proxy Statement.
We have designed the format of the Annual Meeting to ensure that shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. To attend the Annual Meeting, shareholders are encouraged to register in advance, using their control number and other information, at www.proxyvote.com prior to Wednesday, April 23, 2025, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting.
Beginning fifteen minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.
Your vote is important to us. To ensure that you will be represented, we ask you to vote your shares on the Internet, by telephone or by mail as soon as possible, or you may vote during the live webcast of the Annual Meeting. Voting on the Internet, by telephone or by mail does not deprive you of your right to attend the Annual Meeting. If you do attend the Annual Meeting and wish to vote your shares at the meeting, you may revoke your proxy at or prior to the Annual Meeting.
I thank you for your continued support of our company.
Sincerely,
Scott H. Baxter
President, Chief Executive Officer and Chairman of the Board of Directors

To Our Shareholders of Kontoor Brands, Inc.
Notice of Annual Meeting of Shareholders
The 2025 Annual Meeting of Shareholders of Kontoor Brands, Inc. will be held live virtually via the Internet at www.virtualshareholdermeeting.com/KTB2025, on Thursday, April 24, 2025, at 11:00 a.m., Eastern Time, for the following purposes:

Date: Thursday, April 24, 2025 Time: 11:00 a.m., ET Place: Virtually via the Internet at www.virtualshareholder meeting.com/KTB2025	to elect eight directors to serve until the annual meeting of shareholders to be held in 2026;
to ratify the appointment of PricewaterhouseCoopers LLP as Kontoor’s independent registered public accounting firm for the fiscal year ending January 3, 2026;
to approve the compensation of Kontoor’s named executive officers as disclosed in this Proxy Statement; and
to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

A copy of Kontoor’s Annual Report for the fiscal year ended December 28, 2024 is included for your information.
Only shareholders of record as of the close of business on February 13, 2025 are entitled to notice of, and to vote at, the Annual Meeting.
To attend the Annual Meeting, shareholders must register in advance, using their control number and other information, at www.proxyvote.com prior to the deadline of Wednesday, April 23, 2025, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting. Shareholders will not be able to attend the Annual Meeting in person. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection during the Annual Meeting at www.virtualshareholdermeeting.com/KTB2025, upon registration and log-in.
Sincerely,
Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT You are urged to vote your shares in advance via the Internet, through our toll-free telephone number, or by signing, dating and promptly returning your completed proxy card.

Proxy Statement Summary
This summary highlights certain information about Kontoor Brands, Inc. (the “Company,” “Kontoor,” “we,” “us” or “our”) contained in this proxy statement (“Proxy Statement”) but does not contain all the information that you should consider when casting your vote. Please review this entire Proxy Statement as well as our Annual Report for the fiscal year ended December 28, 2024 (“Annual Report”) carefully before voting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2025. This Proxy Statement and our Annual Report are available at www.proxyvote.com.
General Information
The Board of Directors of the Company (the “Board”) is furnishing you this Proxy Statement to solicit proxies, on its behalf, to be voted at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 24, 2025, at 11:00 a.m., Eastern Time, via the Internet at www.virtualshareholdermeeting.com/KTB2025, and at any adjournments or postponements thereof. The format of the Annual Meeting will be a virtual-only meeting. Shareholders will not be able to attend the Annual Meeting in person. We have designed the format of the Annual Meeting to ensure that shareholders are afforded similar rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation.
The Board has made this Proxy Statement and our Annual Report available to you over the Internet at www.proxyvote.com or, upon your request, has mailed you a printed version of these proxy materials in connection with the Annual Meeting. We mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders, and this Proxy Statement and our Annual Report were posted to the above-referenced website, beginning on or about March 6, 2025.

Spin-Off
On May 22, 2019, V.F. Corporation (“VF”) completed the spin-off of its Jeanswear business, which included the Wrangler®, Lee® and Rock & Republic® brands, as well as the VF Outlet business. The spin-off transaction (the “Spin-Off”) was effected through a pro-rata distribution to VF shareholders of one share of Kontoor common stock for every seven shares of VF common stock held on the record date of May 10, 2019. Kontoor began to trade as a standalone public company on the New York Stock Exchange (the “NYSE”) under the ticker symbol “KTB” on May 23, 2019.

Voting Roadmap

Proposal	Board Recommendation	Page Reference

Proposal No. 1: Election of eight directors for a term ending at the 2026 annual meeting of shareholders.	The Board recommends a vote “FOR” each of the director nominees.	6

Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2026.	The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2026.	64

Proposal No. 3: Approval of the compensation of our named executive officers on a non-binding advisory basis (“Say-on-Pay vote”).	The Board recommends a vote “FOR” the approval of the compensation of our named executive officers on a non-binding advisory basis.	66

Kontoor Brands, Inc.	1	2025 Proxy Statement

Voting and Meeting Matters

Who May Vote
If, at the close of business on February 13, 2025 (the “Record Date”), you held shares of Kontoor common stock (a) directly in your name as a shareholder of record or (b) through a broker, bank or other nominee (shares held in “street name”), you have one vote for each such share of Kontoor common stock and may vote your shares by proxy via the Internet, by telephone or by mail, or you may vote your shares during the live webcast of the Annual Meeting. For shares held in street name, you generally cannot vote your shares directly and instead may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. As of the close of business on the Record Date, 55,322,973 shares were outstanding and entitled to vote.

How to Obtain Meeting Materials
All Proxy Materials for the Annual Meeting, including this Proxy Statement and our Annual Report, are available to you over the Internet at www.proxyvote.com. All shareholders have been separately provided with the Notice and, as indicated in the Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Shareholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Please make your request as instructed in that Notice prior to April 10, 2025 to facilitate timely delivery.

What Constitutes a Quorum	The presence, on the live webcast of the Annual Meeting or by proxy, of the holders of a majority of the outstanding shares entitled to cast a vote on a particular matter to be acted upon at the Annual Meeting constitutes a quorum for the purposes of consideration and action on the matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How Votes are Counted,” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

Proposals to be Voted on
We are asking you to vote on the following:
•Proposal No. 1: Election of eight directors for a term ending at the 2026 annual meeting of shareholders;
•Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2026; and
•Proposal No. 3: Approval of the compensation of our named executive officers on a non-binding advisory basis (“Say-on-Pay vote”).

Kontoor Brands, Inc.	2	2025 Proxy Statement

Votes Required
For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the eight director nominees or abstain from voting. Proposal No. 1 requires that each director is elected by the vote of the majority of the votes cast with respect to the director at a meeting at which a quorum is present assuming the election is uncontested (a plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” such director nominee. Abstentions and broker non-votes will have no effect on the election of directors. Please refer to Proposal No. 1 for information regarding our policy on majority voting in uncontested elections of directors and our policy on incumbent director resignation in an uncontested election.
For Proposal No. 2, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares cast at a meeting at which a quorum is present. Abstentions will not be considered as votes cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, there will be no broker non-votes with respect to Proposal No. 2, and a broker will be permitted to exercise its discretion to vote uninstructed shares on Proposal No. 2 in accordance with the applicable NYSE rules.
For Proposal No. 3, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares cast at a meeting at which a quorum is present. Proposal No. 3 is advisory in nature and non-binding, and the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will not be considered as votes cast and, as a result, will not have any effect on Proposal No. 3.

How Votes are Counted
For shareholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where a shareholder returns its signed proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the election of each of the Board’s director nominees; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2026; (3) “FOR” the approval of the compensation of our named executive officers; and (4) as recommended by the Board or, if no recommendation is given, in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a shareholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
For beneficial owners of shares held in street name, the brokers, banks or other nominees holding shares for beneficial owners will vote those shares as you instruct. Absent instructions from you, brokers, banks and other nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable NYSE rules. A broker, bank or other nominee does not have discretion to vote on the election of directors or approval of the compensation of our named executive officers. If you do not instruct your broker, bank or other nominee how to vote on those matters, no votes will be cast on your behalf on Proposal No. 1, or Proposal No. 3. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on Proposal No. 2.

Board Recommendations
Our Board recommends that you vote your shares:
•“FOR” each of the director nominees set forth in this Proxy Statement;
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2026; and
•“FOR” the approval of the compensation of our named executive officers.

Kontoor Brands, Inc.	3	2025 Proxy Statement

How to Vote
If you are a shareholder of record, please refer to your proxy card to see when your vote must be received by. If you hold shares in street name, please refer to the information forwarded by your bank, broker or other nominee to see when your voting instructions must be received by.

If you are a Shareholder of Record you may Vote by Granting a Proxy. To Vote by Proxy:

By Internet
Go to the website www.proxyvote.com and follow the instructions on how to complete an electronic proxy card, 24 hours a day, seven days a week. You will need the
16-digit number included
on your Notice or proxy
card to vote by Internet.

By Telephone
From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit number included on your Notice or proxy card in order to vote by telephone.

By Mail
Request a proxy card from us by following the instructions on your Notice. When you receive the proxy card, mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage- paid envelope provided to you, or return it to:
VOTE PROCESSING,
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
If you receive more than one Notice, it generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

During the Annual Meeting
To submit questions in advance of the meeting, and vote and ask questions during the live webcast of the Annual Meeting, you are encouraged to register at www.proxyvote.com, using your control number and other information, prior to Wednesday, April 23, 2025, at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and vote online during the meeting. Please be sure to follow instructions found on your proxy card or other information forwarded by your bank, broker or other nominee and subsequent instructions that will be delivered to you via email.
Beginning fifteen minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Kontoor Brands, Inc.	4	2025 Proxy Statement

How to Change Your Vote or Revoke Your Proxy
If you are a shareholder of record, you may change your vote or revoke your proxy by:
•sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than April 23, 2025;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on April 23, 2025;
•submitting a properly signed proxy card to: VOTE PROCESSING, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, with a later date that is received no later than April 23, 2025; or
•registering prior to the deadline of Wednesday, April 23, 2025, at 5:00 p.m. Eastern Time, attending the Annual Meeting, revoking your proxy and voting during the live webcast of the Annual Meeting.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy during the live webcast of the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How Can I Attend and Participate in the Annual Meeting
The Annual Meeting will be accessible only through the Internet. You are entitled to attend and participate in the Annual Meeting if you were a shareholder as of the close of business on the February 13, 2025 Record Date. To attend and participate in the Annual Meeting, shareholders must register in advance, using their control number and other information, at www.proxyvote.com prior to the deadline of Wednesday, April 23, 2025, at 5:00 p.m., Eastern Time. Upon completing registration, shareholders will receive further instructions by e-mail, including links that will allow them to access the Annual Meeting, submit questions, and vote online during the Annual Meeting. The 2025 Annual Meeting will begin promptly at 11:00 a.m. Eastern Time.
Beginning fifteen minutes prior to, and during, the Annual Meeting, support will be available to assist shareholders with any technical difficulties they may have accessing, hearing or participating in the virtual meeting. If participants encounter any difficulty accessing, or during, the virtual meeting, they should call the support team at the numbers listed on the virtual meeting registration page.
Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The methods by which you may vote are described above.

Kontoor Brands, Inc.	5	2025 Proxy Statement

Proposal No. 1
Election of Directors
The eight individuals named below currently serve on our Board. Each of our directors will be elected for a one-year term expiring at the next annual meeting of shareholders.
The Board believes that it is currently comprised of global leaders from various fields and industries, with broad and diverse skills, professional experience, perspectives, age, race, ethnicity, gender and cultural backgrounds that reflect our consumer and investor base, and that provide independent governance and oversee the successful execution of the Company’s strategic initiatives. The Board will, however, continue to annually assess the need to add additional directors with the relevant qualifications and skills.

Name	Principal Occupation	Audit Committee	Talent and Compensation Committee	Nominating and Governance Committee	Strategy and Finance Committee

Scott H. Baxter Chairman of the Board	President and Chief Executive Officer, Kontoor Brands, Inc.				Member
Maryelizabeth R. Campbell	Retired; Former President, vCommerce Ventures, Qurate Retail, Inc.	Member
Ashley D. Goldsmith	Chief People Officer, Workday, Inc.		Chair	Member
Robert M. Lynch	Chief Executive Officer, Shake Shack, Inc.		Member
Andrew E. Page	Chief Financial Officer, Amer Sports, Inc.	Member	Member
Mark L. Schiller	Retired; President and Chief Executive Officer, The Hain Celestial Group, Inc.	Member		Member
Robert K. Shearer Lead Independent Director	Retired; Former Senior Vice President and Chief Financial Officer, V.F. Corporation	Chair			Chair
Shelley Stewart, Jr.	Retired; Former Chief Procurement Officer, E.I. du Pont de Nemours & Co.			Chair	Member
Composition of the Board

Gender Diversity: 2 of 8 are female	Director Independence: 7 of 8 are independent

Ethnic Diversity: 2 of 8 are ethnically diverse	CEO Experience: 3 of 8 have CEO experience

Kontoor Brands, Inc.	6	2025 Proxy Statement

Director Skills and Qualifications Matrix

	Baxter	Campbell	Goldsmith	Lynch	Page	Schiller	Shearer	Stewart, Jr.	Total

Executive Management Experience – Senior leadership experience in operations, strategic planning, risk management and oversight, finance/accounting, and supply chain management	●	●	●	●	●	●	●	●	8
Financial Expertise – Deep understanding of financial and accounting concepts, including experience with financial reporting processes, and financial controls	●			●	●	●	●	●	6
International Experience – Exposure to and experience in global markets, diverse business environments, and/or cultural perspectives	●	●	●	●	●	●	●	●	8
Industry – Extensive knowledge and experience in the retail apparel industry, and/or consumer products	●	●		●	●	●	●		6
Marketing and Branding – Experience with consumer marketing, branding, media, and reputational management	●	●		●		●			4
Supply Chain - Extensive knowledge and experience in global supply chain operations including inventory management, distribution, logistics, product development, and sourcing.	●	●		●		●	●	●	6
Digital and eCommerce – Experience with digital business strategies and eCommerce operations, including experience with technology resources, and infrastructure		●	●	●	●	●			5
Corporate Governance – Understanding of public company governance best practices, shareholder relations and institutional investor considerations, including related to executive compensation and risk management along with public company board experience	●	●	●	●	●	●	●	●	8
Sustainability – Understanding of legal and regulatory implications related to environmental, social and governance (“ESG”) matters, experience with sustainable sourcing and operations, and/or experience with social impact matters	●	●	●	●	●	●	●	●	8
Cybersecurity Experience – Understanding of legal and regulatory implications related to cybersecurity matters, experience with cybersecurity strategy and policies, and understanding of risk-based threat management strategies		●	●	●	●	●	●		6
As reflected in the chart above, we believe our directors offer a diverse range of key skills and experience to provide effective oversight of Kontoor and create long-term sustainable growth through successful execution of the Company’s strategic initiatives.
Our Articles of Incorporation require that, in an uncontested election, each director will be elected by the vote of the majority of the votes cast with respect to the director at a meeting at which a quorum is present, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. A plurality voting standard is applicable to any contested election of directors. A “contested election of directors” is one in which the number of nominees for director exceeds the number of directors to be elected.

Kontoor Brands, Inc.	7	2025 Proxy Statement

Our Bylaws and Corporate Governance Principles require each director to tender, promptly following the meeting at which he or she is elected as a director, an irrevocable resignation that will be effective upon (a) the failure of such director to receive the number of votes required for re-election, and (b) the acceptance of such director’s resignation by the Nominating and Governance Committee and the Board.
The Nominating and Governance Committee will consider such tendered resignation and, within 30 days following the date of the shareholders’ meeting at which the election occurred at which a director failed to receive the number of votes required for re-election, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. The Board will act on the tendered resignation, taking into account such recommendation, and publicly disclose its decision regarding the tendered resignation within 60 days from the date of the certification of the election results.
The following section provides information with respect to each director nominee. It includes the specific experience, qualifications and skills considered by the Nominating and Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director. Ages are presented as of March 6, 2025.

Kontoor Brands, Inc.	8	2025 Proxy Statement

Director Nominees

Scott Baxter President, Chief Executive Officer and Chairman of the Board Age: 60 Committees: Strategy and Finance Committee
Scott Baxter has served on the Board since the Spin-Off and as Chairman of the Board since August 2021. He is President and Chief Executive Officer of Kontoor. Mr. Baxter was named CEO in August 2018 when VF announced its intention to separate its Jeanswear organization into an independent, publicly traded company.
Prior to being named CEO of Kontoor, Mr. Baxter was Group President, Americas West, for VF. In this role, he was responsible for overseeing brands such as The North Face® and Vans®.
Mr. Baxter’s previous leadership roles at VF also included Group President, Outdoor & Action Sports, Americas and Vice President, V.F. Corporation & Group President, Jeanswear, Imagewear and South America. Mr. Baxter joined VF in 2007 as the President of the Licensed Sports Group. In 2008, he was named Coalition President for the Imagewear coalition, which comprised the Image and Licensed Sports Group divisions.
Prior to joining VF, Mr. Baxter served as Senior Vice President of The Home Depot, Inc., leading the Services Division. He also previously served as Executive Vice President of Edward Don & Company and held a series of leadership roles with Nestle and PepsiCo.
Mr. Baxter serves on the board of directors of Lowe’s Companies, Inc., a retail company specializing in home improvement. He previously served on the board of directors of Topgolf Callaway Brands Corp., a premium golf equipment and active lifestyle company. An active member of the community, Mr. Baxter is on the board of directors for the Piedmont Triad Partnership. Mr. Baxter also served on the board of directors of the Greensboro Chamber of Commerce, and as the honorary chairman of the PGA TOUR’s 2020 and 2021 Wyndham Championship.
Mr. Baxter holds a bachelor’s degree from the University of Toledo and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Mr. Baxter has more than 30 years of experience in retail, operations, marketing, merchandising, sales and manufacturing, including extensive executive leadership experience. Mr. Baxter’s service as President and Chief Executive Officer of Kontoor, his previous leadership roles at VF and other public companies, and his service on the board of directors of another public company provide him with valuable insights into our company and industry.

Kontoor Brands, Inc.	9	2025 Proxy Statement

Maryelizabeth Campbell Retired, President, vCommerce Ventures, Qurate Retail, Inc. Age: 57 Committees: Audit Committee
Maryelizabeth Campbell has served on the board since February 2024. Ms. Campbell was previously the President, vCommerce Ventures of Qurate Retail, Inc. until her retirement in 2023. Qurate Retail is comprised of a select group of retail brands including QVC, HSN, Ballard Designs, Frontgate, Garnet Hill, and Grandin Road and is a leader in video commerce, a top-10 e-commerce retailer, and a leader in mobile and social commerce. During her more than 20 years with the company, Ms. Campbell held various leadership positions across the Merchandising, Planning and Commerce Platforms functions. Most recently, and prior to serving as President, vCommerce Ventures, she served as Chief Content, Digital, and Platforms Officer of QxH, a segment of Qurate, since 2021, as Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC US from 2018 to 2021, as Chief Merchandising and Interactive Officer in 2018, as Chief Interactive Experience Officer from 2017 to 2018, and as Executive Vice President, Commerce Platforms for QVC from 2014 to 2017.
Ms. Campbell has served on the board of directors of Leggett & Platt, Inc. since 2019, where she has served on the Audit Committee since 2019, and on the Nominating, Governance, and Sustainability Committee since 2024.
Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Through her positions at QxH, Qurate Retail Group and QVC, Ms. Campbell has extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams long term growth and evolution.

Ashley Goldsmith Chief People Officer, Workday, Inc. Age: 52 Committees: Talent and Compensation Committee (Chair), Nominating and Governance Committee
Ashley Goldsmith has served on the Board since February 2022. She has served as Chief People Officer of Workday, Inc. since 2013. Prior to joining Workday, she spent three years with Polycom, Inc., serving as Executive Vice President and Chief Human Resources Officer, leading the company through a high growth phase. Previously, she spent three years at Ventana Medical Systems, a division of the Roche Group, as Senior Vice President, Human Resources, Corporate Communications, Environmental Health & Safety. From 1995 to 2007, she served in a number of leadership positions with increasing responsibility with The Home Depot, Inc., most recently serving as Vice President, Human Resources, Northern Division. Ms. Goldsmith began her career at Great-West Life & Annuity.
Ms. Goldsmith holds a bachelor’s degree in psychology from Vanderbilt University, a Master of Human Resources Development degree from Georgia State University and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Ms. Goldsmith’s qualifications include her extensive experience across industries in human resource management at large publicly traded companies and scaling companies while developing employment brands recognized for being great workplaces. Ms. Goldsmith brings extensive experience with the social component of ESG matters, providing invaluable insight to the Board.

Kontoor Brands, Inc.	10	2025 Proxy Statement

Robert Lynch Chief Executive Officer, Shake Shack, Inc. Age: 48 Committees: Talent and Compensation Committee
Robert Lynch has served on the Board since March 2021. Mr. Lynch has served as Chief Executive Officer and on the board of Directors of Shake Shack, Inc. since May 2024. Mr. Lynch served as President and Chief Executive Officer of Papa John’s International, Inc. from August 2019 until May 2024 and before that he was with Arby’s Restaurant Group, where he served as President since August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017. Prior to Arby’s Restaurant Group, he served as Vice President of Marketing at Taco Bell. Mr. Lynch has more than 20 years combined experience in the QSR and consumer packaged goods industries, and also held senior roles at H.J. Heinz Company, and Procter & Gamble.
Mr. Lynch holds a bachelor’s degree in economics and political science, and a Master of Business Administration degree from the University of Rochester.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
As Chief Executive Officer and Director of Shake Shack, Inc., a large global publicly traded company, Mr. Lynch brings executive leadership, financial expertise and strategic management skills. Mr. Lynch’s qualifications also include extensive marketing experience, leading purpose-driven organizations and high performing teams and growing successful consumer brands.

Andrew Page Chief Financial Officer, Amer Sports Age: 55 Committees: Audit Committee, Talent and Compensation Committee
Andrew Page has served on the Board since June 2022. Mr. Page has served as Chief Financial Officer of Amer Sports since April 2023, and as a member of its Executive Committee since April 2023.
Prior to joining Amer Sports, Mr. Page served two years as Executive Vice President and Chief Financial Officer of Foot Locker, Inc., where he focused on enterprise optimization to enhance stakeholder and shareholder value. Prior to joining Foot Locker, Mr. Page served as Senior Vice President, Chief Accounting Officer and Controller at Advance Auto Parts, Inc. where he oversaw all accounting, tax, internal controls, and external financial reporting. Previously, he spent eight years at Under Armour, Inc., most recently serving as Senior Vice President and Chief Accounting Officer, and prior to Under Armour, Inc., he held several other senior finance roles at FTI Consulting, Inc., The AES Corporation, General Electric's Consumer and Industrial division, and Discovery Communications, Inc.
Mr. Page holds a Master of Business Administration from Georgetown University and a Bachelor of Business Administration in Accounting from Eastern Kentucky University and is a Certified Public Accountant.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Mr. Page’s qualifications include his experience in senior-level financial positions within the apparel and footwear industry. Mr. Page’s prior chief financial officer and chief accounting officer positions, enables him to provide important insights on a range of financial and corporate matters.

Kontoor Brands, Inc.	11	2025 Proxy Statement

Mark Schiller Retired; President and Chief Executive Officer, The Hain Celestial Group, Inc. Age: 63 Committees: Audit Committee, Nominating and Governance Committee
Mark Schiller has served on the Board since May 2021. Mr. Schiller served as Interim Chief Executive Officer of Mid America Pet Food from February 2024 until July 2024. He previously served as President and Chief Executive Officer of The Hain Celestial Group, Inc., a leading organic and natural products company, from November 2018 until his retirement in December 2022. Prior to joining Hain Celestial, he spent eight years with Pinnacle Foods, Inc., most recently serving as Executive Vice President and Chief Commercial Officer, leading the grocery and frozen segments and key commercial functions. During his tenure with Pinnacle Foods, Mr. Schiller progressed through roles of increasing scope and responsibility across the company’s Retail, Birds Eye Frozen and Duncan Hines Grocery divisions. Previously, he spent eight years at PepsiCo, Inc., in a number of leadership positions, including Senior Vice President of Frito Lay New Ventures, President of Quaker Foods and Snacks North America, and Senior Vice President and General Manager of Frito Lay Convenience Foods Division. Earlier in his career, Mr. Schiller held senior roles with Tutor Time Learning Systems, Inc. and Valley Recreation Products, Inc. He began his career at the Quaker Oats Company.
Mr. Schiller continues to serve on the board of Mid America Pet Food. He also serve as Executive Chairman and Board Member of Stonewall Kitchen, a leading specialty food, home goods and personal care producer. Mr. Schiller previously served on the board of directors of Hain Celestial.
Mr. Schiller holds a bachelor’s degree in sociology from Tulane University and a Master of Business Administration degree from Columbia University.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Mr. Schiller brings significant experience in the consumer packaged goods industry, including as President, Chief Executive Officer and Director of The Hain Celestial Group, Inc. Through his various roles throughout his career, he has developed extensive management leadership experience as well as strong competencies in sales, marketing strategy, supply chain, innovation, product development, package design, commercialization, productivity, consumer insights and shopper marketing.

Kontoor Brands, Inc.	12	2025 Proxy Statement

Robert Shearer Lead Independent Director Age: 73 Committees: Audit Committee (Chair), Strategy and Finance Committee (Chair)
Robert Shearer has served on the Board since the Spin-Off and he is Kontoor’s Lead Independent Director. He previously served as Chair of the Board from the Spin-Off until August 2021.
Mr. Shearer brings extensive management expertise to the Board, including a range of leadership experience at V.F. Corporation. From 2005 to 2015, Mr. Shearer served as Senior Vice President and Chief Financial Officer of VF, and from 1986 to 2005, served in various other roles of increasing responsibility at VF, including Vice President-Finance and Chief Financial Officer and Vice President-Controller. For two years, he was President of VF’s Outdoor Coalition, which was formed with the acquisition of The North Face® brand. Prior to joining VF, Mr. Shearer was a Senior Audit Manager for Ernst and Young.
Mr. Shearer has served on the board of directors of Yeti Holdings, Inc., a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products, since 2018 and was named Chair of the board of directors in 2021. Since 2008, Mr. Shearer has served on the board of directors of Church & Dwight Co, Inc., a household products manufacturer, where he currently serves on the audit committee and was Chair of the audit committee from 2009 to February 2023. He previously served on the board of directors of The Fresh Market, Inc., a specialty grocery chain.
Mr. Shearer holds a bachelor’s degree in accounting from Catawba College.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Mr. Shearer’s prior role as Chief Financial Officer of VF, coupled with his 12 years of experience in public accounting, enables him to provide the Board and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, public reporting and investor relations. In addition, during his tenure at VF, his participation in expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning. Mr. Shearer provides the Board with corporate governance expertise developed through his experience serving on public company boards of directors, including in board leadership roles as the Chair of the board of directors of Yeti Holdings, Inc. and through his service as Chair of the Board from the Spin-Off until August 2021.

Kontoor Brands, Inc.	13	2025 Proxy Statement

Shelley Stewart, Jr. Retired Chief Procurement Officer, E.I. du Pont de Nemours & Co. Age: 71 Committees: Nominating and Governance Committee (Chair), Strategy and Finance Committee
Shelley Stewart, Jr. has served on the Board since the Spin-Off. He was previously the Chief Procurement Officer and held responsibility for real estate and facility services at E.I. du Pont de Nemours & Co. from 2012 until his retirement in 2018. Prior to joining DuPont, Mr. Stewart held leadership positions in supply chain and procurement at Tyco International, Invensys PLC, Raytheon Company and United Technologies Corporation.
Mr. Stewart currently serves on the board of Otis Worldwide where he is on the compensation committee and nominating and governance committee. He also serves on the board of Clean Harbors where he is on the Environmental, Health and Safety Committee and the Audit Committee. He is chairman of the Billion Dollar Roundtable Inc., a top-level advocacy organization that promotes corporate supplier development. He is also on the Board of Trustees for Howard University as well as chair of the board of visitors for the school of business. Mr. Stewart also serves on the board of trustees for Northeastern University. He previously served on the board of directors for Cleco Corporation.
Mr. Stewart holds a bachelor’s degree and a Master of Criminal Justice degree from Northeastern University and received a Master of Business Administration degree from the University of New Haven.
Specific Experience, Qualifications, Attributes and Skills Relevant to Kontoor:
Mr. Stewart brings extensive experience in senior-level supply chain and operational positions with leading industrial companies. Mr. Stewart’s service on other public company boards of directors provides him with valuable insights on corporate governance and ESG matters.

VOTE
The Board unanimously recommends a vote “FOR” each of the director nominees.

Kontoor Brands, Inc.	14	2025 Proxy Statement

Executive Officers
Kontoor’s executive officers are as follows:

Name	Age	Title

Scott H. Baxter	60	President, Chief Executive Officer and Chairman of the Board
Joseph A. Alkire	45	Executive Vice President and Chief Financial Officer
Thomas E. Waldron	57	Executive Vice President and Chief Operating Officer
Jennifer H. Broyles	46	Executive Vice President, Global Brands President, Wrangler & Lee
Thomas L. Doerr, Jr.	50	Executive Vice President, General Counsel and Secretary
Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Baxter is included in the director profiles set forth above. Ages are represented as of March 6, 2025.
Joseph A. Alkire is Executive Vice President and Chief Financial Officer (and has served in that role since August 2023). Prior to his role at Kontoor, Mr. Alkire served as Chief Operating Officer and Chief Financial Officer for BrüMate, Inc. He previously served as Vice President, Corporate Development, Treasury, and Investor Relations for V.F. Corporation and as an investment banking and equity research analyst for William Blair & Company. He earned as Master of Business Administration degree from The University of Chicago’s Booth School of Business and a bachelor’s degree in Business from Indiana University’s Kelley School of Business.
Thomas E. Waldron is Executive Vice President and Chief Operating Officer (and has served in that role since March 2024). Prior to his current role, Mr. Waldron was served as Executive Vice President and Co-Chief Operating Officer from March 2022 until March 2024, and Executive Vice President (or Vice President) and Global Brand President–Wrangler from the Spin-Off until March 2022. He previously served as VF’s Global Brand President–Wrangler from October 2018 to the Spin-Off, President—Wrangler from March 2016 until October 2018, Vice President–Mass Brands from July 2010 until March 2016, Vice President General Manager—Wrangler Male Bottoms from July 2005 until July 2010, Merchandise Manager–Wrangler Men’s from January 2003 until July 2005, National Account Executive—Walmart (Boys) from January 2000 until January 2003, National Account Executive—Walmart (Men’s) from November 1996 until January 2000 and Replenishment Manager from September 1995 until November 1996. He earned a B.S. in Economics from the University of North Carolina at Greensboro.
Jennifer H. Broyles is Executive Vice President, Global Brands President, Wrangler & Lee (and has served in that role since March 2024). Prior to her current role, Ms. Broyles was Kontoor’s Senior Vice President, Wrangler since April 2022. She previously held various roles of increasing responsibility in brands management, marketing and merchandising for both Wrangler and Lee. Ms. Broyles holds a bachelor’s degree in advertising from the University of Tennessee, Knoxville, as well as a Master of Business Administration in Marketing and Value Chain Management.
Thomas L. Doerr, Jr. is Executive Vice President, General Counsel and Secretary (and has served in that role since May 2022). Prior to his role at Kontoor, Mr. Doerr served as Executive Vice President (or Senior Vice President), General Counsel & Secretary from November 2017 to May 2022 at The Manitowoc Company, Inc. He previously served as Vice President, General Counsel & Secretary at Jason Industries, Inc., Associate General Counsel at The Manitowoc Company, Inc. and as an associate at the law firm von Briesen & Roper, s.c. He earned his bachelor’s degree in Business Administration from the University of St. Thomas and his law degree from the Marquette University Law School.

Kontoor Brands, Inc.	15	2025 Proxy Statement

Corporate Governance
Kontoor’s business is managed under the direction of the Board. The Board regularly assesses its criteria for Board membership to identify the qualifications and skills that directors and candidates should possess. Members of the Board are kept informed of Kontoor’s business through discussions with the Chief Executive Officer and other officers, by reviewing Kontoor’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. The Board seeks to maintain a balance of directors who have longer terms of service and directors who have joined more recently.
Corporate Governance Highlights
The Company believes that strong corporate governance is a critical element to achieving long-term shareholder value. We are committed to governance practices and policies that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of corporate practices and policies:

INDEPENDENCE
•All of our directors, except our Chief Executive Officer, are independent
•Audit, Nominating & Governance, and Talent & Compensation Committees are composed entirely of independent directors

ACCOUNTABILITY
•Declassified Board with the annual election of all members of the Board of Directors
•Majority voting for members of the Board of Directors in an uncontested election
•Directors must tender their resignation if they fail to receive a majority of the votes cast in an uncontested election
•No shareholder rights plan (or “poison pill”)
•No supermajority voting requirements in our Articles of Incorporation or Bylaws

Kontoor Brands, Inc.	16	2025 Proxy Statement

BEST PRACTICES
•None of our directors are “overboarded”
•Share ownership guidelines for our Board of Directors and executives
•Published Corporate Governance Guidelines
•Published Code of Business Conduct applicable to our Board of Directors
•Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually
•Independent members of the Board of Directors meet regularly and frequently (at least four times per year) without management present
•The Nominating & Governance Committee conducts an annual review of the Board leadership structure to ensure effective Board leadership
•The independent Directors evaluate the performance of the Chairman and Chief Executive Officer each year in executive sessions and determine compensation
•Directors are allotted time to meet in executive session without management present at each Board and Committee meeting
•The Board evaluates its performance on an annual basis. Each committee evaluates its performance on an annual basis based on guidance from the Nominating & Governance Committee
•We have comprehensive compensation recoupment policies designed to ensure that management is held accountable in the event of specified misconduct or financial restatements as further described in the respective policy
•Insider trading policy governing the purchase, sale and other acquisitions or dispositions of our common stock by all of our directors, officers and employees
•No director, executive officer or employee can enter into any derivative or hedging transaction on our stock
•No director, executive officer or other designated key employee can pledge our stock or hold it in a margin account

RISK OVERSIGHT
•The Board of Directors oversees the Company’s overall risk-management structure
•Individual Board of Directors committees oversee certain risks related to their specific areas of responsibility
•The Board of Directors oversees robust risk management processes throughout the Company

Kontoor Brands, Inc.	17	2025 Proxy Statement

The Board continuously evaluates and, as appropriate, updates our corporate governance practices based on recommendations from the Nominating and Governance Committee. In recent years we have made significant governance changes designed to improve and enhance our corporate governance practice, policies, structures and functioning, taking into account ongoing corporate governance trends, peer practices and views and perspectives of our stakeholders, including the following:
•In 2021, the Company’s Board of Directors created the Lead Independent Director role.
•In 2023, the Company’s Board of Directors became unclassified with each director elected annually.
•In 2024, the Company amended its Articles of Incorporation to replace all supermajority voting standards with a majority of the votes entitled to be cast standard.
Corporate Governance Principles
The Board is committed to sound and effective corporate governance practices. A foundation of Kontoor’s corporate governance is the Board’s policy that a substantial majority of the members of the Board must meet the independence requirements of the NYSE. In addition, members of the Board who are also executive officers of a public company can serve on the board of directors of no more than two public companies total, and members of the Board who are not executive officers of a public company can serve on the board of directors of no more than four public companies total. These policies are included in the Board’s written corporate governance principles (the “Corporate Governance Principles”), which address a number of other important governance issues such as:
•composition and selection of the Board;
•a requirement that directors offer to submit their resignation to the Nominating & Governance Committee for consideration upon a substantial change in job responsibilities;
•committee structure and responsibilities;
•Board consideration of shareholder proposals receiving a majority of shareholder votes;
•authority of the Board to engage outside independent advisors as it deems necessary or appropriate;
•majority voting for directors in uncontested elections;
•succession planning for the chief executive officer and other executive officer positions; and
•annual self-evaluation by the Board and each committee.
In addition, the Board has in place formal charters stating the powers and responsibilities of each of its committees.
Director Orientation and Continuing Education
The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new directors, upon joining the Board, with appropriate orientation programs, sessions or materials regarding the Board and the Company’s operations. The orientation consists of presentations by members of senior management on the Company’s financial profile, strategic plans, management organization, compliance programs and corporate policies. Directors are required to continue educating themselves with respect to topics related to the Company’s business. The Board encourages, but does not require, directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies, and the Company reimburses directors for their reasonable expenses in pursuing such opportunities.

Kontoor Brands, Inc.	18	2025 Proxy Statement

Related Person Transactions Policy
Our Related Person Transactions Policy sets forth the policies and procedures governing the review and approval or ratification by the Nominating and Governance Committee of transactions between Kontoor, on the one hand, and (i) an executive officer; (ii) a director or nominee to become director; (iii) any security holder who is known by Kontoor to own of record or beneficially more than five-percent of any class of Kontoor’s voting securities (as defined in the policy) at the time of the transaction; or (iv) an immediate family member of such executive officer, director or nominee to become director, or five-percent holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.” The policy applies to all related person transactions, and under the policy a “related person transaction” is any transaction in which:
•Kontoor was or is to be a participant;
•the aggregate amount involved exceeds $120,000; and
•any related person had, or will have, a direct or indirect material interest.
No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company and its stakeholders. Unless different terms are specifically approved or ratified by the Nominating and Governance Committee, any approved or ratified transaction must be on terms that are no less favorable to Kontoor than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Nominating and Governance Committee for review and pre-approval or ratification.
Since the beginning of Kontoor’s last fiscal year, one financial transaction, arrangement or relationship, was disclosed or proposed through Kontoor’s processes for review, approval or ratification of transactions with related persons in which (i) Kontoor was or is to be a participant, (ii) the aggregate amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest.
Ms. Jennifer H. Broyles is Executive Vice President, Global Brands President - Wrangler & Lee of the Company. Ms. Broyles’ husband is employed in the Licensing & Business Ventures department of the Company and has no direct reporting relationship to Ms. Broyles. His total compensation for 2024 was approximately $511,373.
Corporate Governance Documents
The Board’s Corporate Governance Principles and the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee charters are available on Kontoor’s website (www.kontoorbrands.com) and will be provided free of charge to any person upon written request directed to the Corporate Secretary. Other than the text of the Corporate Governance Principles, the charters of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee, and the Code of Conduct, we are not including the information contained on or available through our corporate website as part of, or incorporating such information by reference into, this Proxy Statement.
Code of Conduct
The Board has adopted a written code of business conduct and ethics (the “Code of Conduct”), which applies to all of our employees, officers and directors. Our Code of Conduct is available on Kontoor’s website (www.kontoorbrands.com) and will be provided free of charge to any person upon written request directed to the Corporate Secretary. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.
Insider Trading Policy
The Board has adopted an Insider Trading Policy that governs the purchase, sale and other acquisitions or dispositions of our common stock by our directors, officers and employees. This policy is designed to promote compliance with insider trading laws, related Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. In addition, it is our policy that the Company will not trade in its common stock when it is aware of material nonpublic information.

Kontoor Brands, Inc.	19	2025 Proxy Statement

Board Leadership Structure
The Board has concluded that Kontoor and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board retains the flexibility to determine the appropriate leadership structure based on the circumstances at the time of the determination. From the Spin-off through August 25, 2021, Mr. Shearer served as Chairman of the Board and Mr. Baxter served as Chief Executive Officer of Kontoor. Effective August 26, 2021, upon the recommendation of the Nominating and Governance Committee, the Board elected Mr. Baxter to the additional position of Chairman of the Board, and elected Mr. Shearer as the Lead Independent Director (“Lead Director”). The Board believes combining the positions of Chairman and Chief Executive Officer enhances overall Board effectiveness and interaction with management, and provides the Company with strong, clear leadership and strategic vision. Mr. Baxter has over 30 years of experience in retail, operations, marketing, merchandising, sales and manufacturing and has served with the Company or VF for over 15 years. In addition, Mr. Baxter has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Baxter serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.
The position of Lead Director was created to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of Mr. Shearer, as Lead Director, include:
•presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•calling additional meetings of the independent directors;
•facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
•serving as principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
•communicating to the Chairman and management, as appropriate, any decisions reached, and suggestions, views or concerns expressed, by independent directors in executive sessions or outside of Board meetings;
•providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
•working with the Chairman to develop and approve Board meeting agendas and meeting schedules;
•working with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;
•authorizing the retention of advisors and consultants who report directly to the Board when appropriate;
•in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board performance self-evaluations;
•at least annually, meeting individually with independent directors to discuss Board and committee performance, effectiveness and composition; and
•if appropriate, and in coordination with management, being available for consultation and direct communication with major shareholders.
For 2024, the Board decided to continue with a leadership structure composed of a combined Chairman and CEO partnered with a strong Lead Director. Having one leader with deep industry experience and Company knowledge in a combined Chairman and CEO role provides clear accountability and decisive and effective leadership. Working alongside a strong Lead Director, this structure also allows the independent Directors to appropriately challenge management and demonstrate the independence and free thinking necessary for effective oversight. The Board believes there is no single leadership structure that is optimal in all circumstances. Instead, the Board considers the most appropriate leadership structure to provide responsible oversight and create long-term value for our shareholders in the context of the specific circumstances and challenges facing the Company. The Board will continue to monitor Board leadership. considering what it observes in the marketplace, the evolution of viewpoints in the corporate governance community and, most importantly, what the Board believes is in the best interests of our Company and its shareholders.

Kontoor Brands, Inc.	20	2025 Proxy Statement

Director Independence
Seven of Kontoor’s current directors are non-employee directors. Under the NYSE listing standards, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board has adopted categorical standards for director independence, which are part of the Corporate Governance Principles, to assist it in making determinations of independence. In evaluating the independence of directors, the Board considered transactions and relationships between each director and members of his or her immediate family members with the Company. When considering commercial transactions that are made from time to time in the ordinary course of business between Kontoor and certain entities affiliated with non-management directors, transactions are not considered to be a material transaction that would impair the independence of the relevant non-management director if the director is an executive officer or employee of another company that does business with
Kontoor in an amount which, in any single fiscal year for the past three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.
The Board has determined that all of our non-employee directors are free of any material relationship with Kontoor, other than their service as directors, and are “independent” directors both under the NYSE listing standards and the categorical standards adopted by the Board. The Board determined that Ms. Campbell, Ms. Goldsmith, Mr. Lynch, Mr. Page, Mr. Schiller, Mr. Shearer and Mr. Stewart are independent directors, and that Mr. Baxter is not an independent director. In determining that Ms. Goldsmith was independent, the Board considered her role at Workday, Inc., which is a supplier to Kontoor. Ms. Goldsmith has served as Chief People Officer of Workday since 2013. During fiscal 2024, Kontoor continued its commercial relationship with Workday, paying Workday approximately $1.82 million for goods and services (which represented about 0.02% of Workday’s gross revenues). The transactions with Workday were conducted in arms’ length transactions in the normal and ordinary course of Kontoor’s business.
Annual Board and Committee Evaluation Process
The Board, Audit Committee, Nominating and Governance Committee, and Talent and Compensation Committee conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the committee levels. The Board recognizes that a robust evaluation process is essential to Board effectiveness, which is in turn critical for ensuring that the Company has a comprehensive long-term business strategy, prudent risk management and sound governance. The Nominating and Governance Committee oversees an annual evaluation process in coordination with the Lead Director.
Each director completes a detailed written annual evaluation of the Board and the committees on which he or she serves and the Lead Director conducts one-on-one interviews with each of the directors. These Board evaluations are designed to elicit feedback on the composition, dynamics, operations and structure of the Board and its committees, and to determine whether the Board and its committees are functioning effectively. The process also evaluates the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of this Board evaluation are discussed by the full Board and changes to the Board’s and its committees’ practices are implemented as appropriate.
The Board is committed to self-improvement and in 2024, at the recommendation of the Nominating and Governance Committee, the Board adopted a self-assessment process that was facilitated by an independent consultant which included an assessment questionnaire and interview with each director. Each director also completed a detailed written annual evaluation of the committee(s) on which he or she serves. The process also evaluated the relationship between management and the Board, including the level of access to management, responsiveness of management, and the effectiveness of the Board’s evaluation of management performance. The results of the independent evaluation were compiled by the independent consultant, and a written report was given to the Chair of the Nominating and Governance Committee and the Lead Director. Changes to the Board’s and its committees’ practices are being implemented as appropriate.

Kontoor Brands, Inc.	21	2025 Proxy Statement

Board Meetings and Attendance
During 2024, the Board held five meetings. Under Kontoor’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meeting of shareholders. All eight members of the Board then in office attended the 2024 annual meeting of shareholders. Each current member of the Board then in office attended more than 85% of the total number of meetings of the Board and all committees on which he or she served during 2024.
Executive Sessions
To promote open discussion among the non-management directors, those directors meet in executive session without management present on a regular basis. At least once per year, such an executive session is held to review the report of the outside auditors, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Additional executive sessions or meetings of non-management directors may be held from time to time as needed. Executive sessions or meetings are held at each Board meeting with the Lead Director for a general discussion of relevant subjects. At least one meeting or executive session of non-management directors per year shall include only independent directors. During 2024, the non-management directors met in executive session without management present four times. Mr. Shearer, the Lead Director, currently presides over executive sessions.
Board Committees
Each of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee of the Board is governed by a written charter approved by the Board. Each of these committees is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. The Board has determined that each of the members of the Audit Committee, the Nominating and Governance Committee and the Talent and Compensation Committee is independent. The Board has also created a Strategy and Finance Committee governed by a Board approved written charter. A brief description of the responsibilities of the Audit Committee, the Nominating and Governance Committee, the Talent and Compensation Committee and the Strategy and Finance Committee follows.
Audit Committee
The Audit Committee is a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of Kontoor’s affairs. Its duties include:
•selecting the independent registered public accounting firm for Kontoor;
•reviewing the scope of the audit to be conducted by the independent registered public accounting firm;
•meeting with the independent registered public accounting firm concerning the results of its audit and Kontoor’s selection and disclosure of critical accounting policies;
•reviewing with management and the independent registered public accounting firm Kontoor’s annual and quarterly reports prior to filing with the SEC);
•overseeing the scope and adequacy of Kontoor’s system of internal control over financial reporting;
•reviewing the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to Kontoor;
•reviewing and assessing, and discussing with management, Kontoor’s cybersecurity, information security and technology risks, and Kontoor’s policies and procedures to monitor, manage and mitigate those risks;
•preparing a report to shareholders annually for inclusion in the Proxy Statement; and
•serving as the principal liaison between the Board and Kontoor’s independent registered public accounting firm.

Kontoor Brands, Inc.	22	2025 Proxy Statement

As of the date of this Proxy Statement, the members of the Audit Committee are Messrs. Shearer (Chair), Page, and Schiller and Ms. Campbell. The Audit Committee held six meetings during 2024. The Board has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined in the NYSE listing standards and the SEC regulations and that all are financially literate. The Board has further determined that Messrs. Shearer, Page and Schiller each qualify as an “audit committee financial expert” in accordance with the definition of such term in the SEC regulations and have accounting and related financial management expertise within the meaning of the NYSE listing standards. Messrs. Shearer, Page and Schiller acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Messrs. Shearer, Page and Schiller also have experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements. No Audit Committee member currently serves on the audit committees of more than three public companies.
Nominating and Governance Committee
The responsibilities of the Nominating and Governance Committee include:
•recommending to the Board criteria for Board membership, identifying potential candidates for director and recommending candidates to the Board;
•overseeing Kontoor’s significant strategies and programs, policies and practices relating to ESG issues;
•making recommendations to the Board on matters of Chief Executive Officer succession in the event of an emergency or retirement;
•reviewing developments in corporate governance and making recommendations to the Board for governance changes, including with respect to our Corporate Governance Principles; and
•reviewing continued appropriateness of Board membership of those members who retire or change the position they held when they joined the Board.
The Nominating and Governance Committee annually evaluates each director to determine his or her fitness and appropriateness for continued service on the Board. While diversity of experience and background are factors taken into consideration in selecting nominees (including diversity of age, gender, nationality, race and ethnicity), Board members are elected to represent all shareholders and not to represent any particular constituency. The Nominating and Governance Committee considers this policy to have been effective to date in identifying diverse candidates. The Nominating and Governance Committee will also consider potential candidates for director recommended by shareholders using the same process it follows for other candidates. Shareholders can submit recommendations to the Corporate Secretary.
Shareholders can nominate potential candidates for director by following the established procedures for shareholder nominations set forth in our Bylaws. In addition, the Nominating and Governance Committee may consider any candidates submitted by directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates and candidates identified through outside networks or other sources. As of the date of this Proxy Statement, the members of the Nominating and Governance Committee are Mr. Stewart (Chair), Ms. Goldsmith and Mr. Schiller. The Nominating and Governance Committee held four meetings during 2024.
Talent and Compensation Committee
The Talent and Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of Kontoor’s senior executive officers and to review and make recommendations to the Board concerning compensation and benefits for key employees. The responsibilities of the Talent and Compensation Committee include:
•annually reviewing and approving Kontoor’s goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating them in light of these goals and objectives, and setting their compensation level based on this evaluation;
•annually reviewing the performance evaluations of the other Kontoor senior executive officers;
•annually reviewing management’s recommendation regarding the salary of each Kontoor senior executive officer and annually making recommendations to the Board on the same;
•making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

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•periodically reviewing all of Kontoor’s compensation and benefit plans insofar as they relate to the senior executive officers to confirm that such plans remain equitable and competitive;
•administering and interpreting Kontoor’s management incentive compensation plans, in accordance with the terms of each plan;
•preparing an annual report to shareholders regarding executive compensation for inclusion in the Proxy Statement;
•reviewing Kontoor’s Compensation Discussion and Analysis (“CD&A”), discussing the CD&A with management and recommending to the Board whether the CD&A should be included in the Proxy Statement;
•reviewing succession planning for key senior executive officer positions of Kontoor, other than the position of Chairman of the Board and/or Chief Executive Officer;
•periodically reviewing the competitiveness and appropriateness of the compensation program for non-employee directors and recommending to the Board compensation to be paid to non-employee directors;
•reviewing and recommending to the Board Kontoor’s submissions to shareholders on executive compensation matters; and
•Developing and recommending to the Board for approval one or more policies for the recovery or clawback of erroneously paid compensation, including any revisions to such policies, and monitor compliance with such policies, including determining the extent, if any, to which incentive-based compensation of any current or former employees should be recouped or forfeited.
The Talent and Compensation Committee has the authority to retain or obtain the advice of any compensation consultant, legal counsel or other adviser. The Committee may only select a compensation consultant, legal counsel or other adviser after taking into consideration the factors that affect the independence of such advisers as identified by the SEC and the NYSE. During 2024, the Committee retained Compensation Advisory Partners LLC (“CAP”) and, starting in August 2024, Frederic W. Cook & Co., Inc. (“FW Cook”) as independent compensation consultant to assist the Talent and Compensation Committee in accomplishing its objectives. CAP and FW Cook have no relationship with Kontoor other than providing services to the Talent and Compensation Committee.
The Talent and Compensation Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Talent and Compensation Committee, the compensation consultant, and management in senior executive compensation is discussed in further detail in the CD&A beginning on page 30. As of the date of this Proxy Statement, the members of the Committee are Ms. Goldsmith (Chair), Mr. Lynch and Mr. Page. The Committee held seven meetings during 2024.
Strategy and Finance Committee
The responsibilities of the Strategy and Finance Committee include:
•assisting the Board in its evaluation of the Company’s capital structure, capital budget and capital expenditures, issuance and repurchase of equity and debt, and merger, acquisition, divestiture and joint venture strategies, including identifying potential opportunities for consideration by the Board; and
•reviewing, assessing and negotiating the terms of and approving potential mergers, acquisitions, divestitures, joint ventures and other strategic investments or other transactions in accordance with thresholds and other criteria adopted by the Board, and reporting its findings and conclusions to the Board as appropriate.
As of the date of this Proxy Statement, the members of the Strategy and Finance Committee are Messrs. Shearer (Chair), Baxter and Stewart.
Talent and Compensation Committee Interlocks and Insider Participation
There are no Talent and Compensation Committee interlocks or insider participation.
Board Oversight of Risk
Risk management is primarily the responsibility of management; however, the Board oversees management’s identification and management of risks to Kontoor. The Board uses various means to fulfill this oversight responsibility. The Board, and its committees, as appropriate, regularly receive and discuss periodic updates from the Chief Executive Officer, the Chief Financial Officer, the General Counsel and other members of senior management regarding significant risks to Kontoor, including in connection with the

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annual review of Kontoor’s business plan and its review of budgets and strategy. These discussions include operational, strategic, legal, regulatory, financial, reputational and cybersecurity risks and the plans to address these risks.
In 2024, in addition to the regular sustainability and cybersecurity updates and functional deep dives the Board receives each meeting, the full Board hosted experts to engage in discussions around certain topics.
During 2024, the Board received reports and updates on macroeconomic conditions, including elevated interest rates, moderating inflation and fluctuating foreign currency exchange rates, as well as continuing global supply chain issues, inconsistent customer demand and geopolitical events from, and discussed these reports and updates with, our management, including with regard to evaluating the impact of these items on strategy, operations, liquidity and financial matters.
Each of the Board’s standing committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee, and reports to the full Board as appropriate. In particular:
•The Audit Committee, consistent with the requirements of the NYSE and the Audit Committee charter, discusses policies to govern the process by which risk assessment and risk management are undertaken at Kontoor, including discussing with management the major financial and information technology risk exposures and the steps that have been taken to monitor and control such exposures. The Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to Kontoor, and the scope and status of systems designed to assure Kontoor’s compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and other third parties on such matters, as well as major legislative and regulatory developments which could materially impact Kontoor’s contingent liabilities and risks. In addition, the Audit Committee has primary responsibility for overseeing risks related to cybersecurity and receives quarterly updates from senior leadership on information security matters.
•Kontoor’s Global Information Security (“KGIS”) program is based upon the National Institute for Standards and Technology Cybersecurity Framework to mitigate information security risks that could result in the unauthorized access to and disruption of systems and/or data. This program is led by the Chief Information Security Officer, who reports to the Chief Information Officer and drives integration of appropriate data management and security controls across the enterprise.
•The Chief Information Security Officer regularly meets with members of the executive leadership team to share information on cyber risk and mitigation efforts. In addition, key metrics, trends and cyber briefings are shared with the Audit Committee (and full Board) on a periodic basis to enhance cybersecurity knowledge and current performance. The KGIS program’s key elements include, but are not limited to:
•Implementation of technical security controls to protect the storage, processing, and transmission of data;
•Active participation in shared threat intelligence programs across the industry;
•Establishment of an IT Governance Council for Policy & Standard Management;
•Enterprise-wide cyber, regulatory and privacy training and awareness program;
•Controlled tests such as phishing campaigns and penetration testing;
•Cyber tabletop breach exercises involving the cross functional executive team;
•Payment Card Industry Data Security Standard, Sarbanes–Oxley Act of 2002 and regulatory privacy compliance programs to validate the efficacy of controls; and
•Periodic assessment and/or audit by qualified third party organizations
•Since the Spin-Off, there have been no material breaches of Kontoor’s information security controls. In addition, we maintain cybersecurity and information security insurance as additional risk mitigation.
•The Talent and Compensation Committee annually evaluates the risks associated with Kontoor’s compensation philosophy and programs.
•The Nominating and Governance Committee oversees risks relating to the Company’s corporate governance, including ensuring the Board’s continued ability to provide independent oversight of management.

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Communications with Directors
Shareholders or other interested parties wishing to communicate directly with one or more members of the Board or with the non-management members of the Board as a group (including the Lead Director) may contact the Chair of the Nominating and Governance Committee, c/o Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401, or contact the Corporate Secretary via telephone at 336-332-3400, or send an email message to corp.gov@kontoorbrands.com. The Corporate Secretary forwards all such communications, other than solicitations and frivolous communications, to the Chair of the Nominating and Governance Committee. In addition, any communication that the Corporate Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.
Sustainability
As a purpose-driven organization, we are dedicated to protecting people in our value chain, sourcing products and materials from companies that share our values, limiting our negative environmental impacts, and adhering to the highest ethical standards while achieving business objectives. These principles align with the essence of our brands and represent the right course of action. Corporate sustainability and social responsibility are top priorities of the Company.
At Kontoor Brands, sustainability means the dynamic process of continual improvement for people, our product, and the planet, enabling shared prosperity for all. Part of this includes limiting our freshwater use through initiatives like our IndigoodTM Program and encouraging our teams to create products utilizing our aspirational Global Design Standards. In 2020, we set a cumulative water goal of saving 10 billion liters of freshwater, from 2008, when our water savings activities began, through 2025. We achieved this goal two years early in 2023. In 2024, we set a new target of saving 8 billion liters of freshwater between 2023 and 2030.
Our Global Design Standards is a guide for our design, product, and sourcing teams to carefully select the materials and processes being used to build garments. In 2024, we evolved to incorporate a Circular Pathway focus area alongside our established Global Design Standards targeting Materials, Fabric, and Finishing processes. More information about the Global Design Standards is available on our website at www.kontoorbrands.com/sustainability/product. In September 2024, we issued our 2023 Sustainability Report and the second Task Force on Climate-Related Financial Disclosures (TCFD) report. To comply with the Corporate Sustainability Report Directive (CSRD) requirements, we conducted a Double Materiality assessment aligned with CSRD requirements in 2024.
Sustainability and Corporate Governance
Corporate sustainability and social responsibility governance are essential priorities for the Company. The Nominating and Governance Committee, Executive Leadership Team (ELT), and the Sustainability Governance Council govern Kontoor’s corporate sustainability and social responsibility efforts:
•The Nominating and Governance Committee oversees Kontoor’s significant strategies, programs, and policies related to sustainability issues and impacts to support the sustainable and responsible growth of Kontoor’s business.
•The ELT sets the vision for Kontoor. It provides strategic and operational leadership for the Company, including sustainability and risk management topics.
•The Sustainability Governance Council makes cross-functional decisions related to sustainability topics, ensures that sustainability strategies align with business objectives, and oversees progress toward sustainability commitments. The Council also approves all reporting and recommendations to the ELT and the Board.
Kontoor’s corporate sustainability goals and social responsibility requirements are outlined on the website at www.kontoorbrands.com/sustainability.
Our internal audit department administers an annual detailed enterprise risk management assessment with management to identify and rank the most significant risks that affect our Company. Formal alignment of the most significant risks occurs between the Board and executive management every other year and as changes in the risk environment necessitate. The assessed risks encompass,

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among others economic, industry, enterprise, operational, cybersecurity, data privacy, compliance, sustainability (including climate change) and financial risks.
Shareholder Engagement
Our management team routinely meets with shareholders for conversations on a variety of topics, including but not limited to Company strategic growth initiatives, business performance, compensation, and macroeconomic and industry conditions. In addition, the Company solicits input from our investment community to better understand their perception of the Company’s performance and strategy. In 2024, our management team held discussions with several top shareholders, and prospective new shareholders, to garner their input on governance matters and practices. The Company collects the feedback from these sessions and presents it to the Board for its consideration. The Board values an active and transparent investor relations program as it believes that shareholder input strengthens its role as an informed and engaged fiduciary.

PARTICIPANTS IN SHAREHOLDER ENGAGEMENT
•President, Chief Executive Officer and Chairman of the Board
•Executive Vice President and Chief Financial Officer
•Executive Vice President and Chief Operating Officer
•Vice President, Corporate Development, Strategy and Investor Relations
•Other members of the senior executive team
TYPES OF SHAREHOLDER ENGAGEMENT •Annual meetings •One-on-one meetings •Shareholder calls •Investor conferences •Earnings calls •Kontoor-hosted investor events

2024 Engagement Summary
The Company maintains its active shareholder engagement efforts with its shareholders both during and outside of the proxy season where various management personnel meet with shareholders to discuss a variety of topics. Highlights of our 2024 shareholder engagement are as follows:
•The Investor Relations team reached out to top shareholders during 2024 to discuss the Company’s strategic initiatives, ongoing business performance and solicit feedback as part of its shareholder engagement.
•The Company’s Chief Executive Officer, Chief Financial Officer and Investor Relations team consistently engaged in communication with the Company’s shareholders, retail investors, and analysts.
•During 2024, the Company met with existing and prospective shareholders through one-on-one and group events, allowing investors to learn about the Company’s strategic initiatives and engage with senior management.
•The Company continued to gain insights on its practices and policies and received positive feedback relating to the execution of strategy, corporate governance, executive compensation, environmental, health and safety practices, sustainability, and the Company’s investor relations activities.
•The Company’s Chief Financial Officer provides feedback from the shareholder and analyst meetings to the Board on a quarterly basis. Additional viewpoints and commentary from shareholders and analysts are incorporated into the Company’s comprehensive strategic review which is presented to the Board at least annually.
•Amended the Company’s Articles of Incorporation to replace all supermajority voting standards with majority voting standards.
•Increased board gender diversity in 2024
The Board considers feedback from these conversations during its deliberations, and the Company regularly reviews and adjusts applicable corporate governance structure and executive compensation policies and practices in response to comments from our shareholders.

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Director Compensation
The primary components of compensation for our non-employee directors are a cash retainer, equity-based grant of restricted stock units (“RSUs”) under Kontoor’s 2019 Stock Compensation Plan and Committee Chair fees. The Board sets director compensation annually based on an analysis of non-employee director compensation practices at Kontoor peers and peer company information provided by the independent compensation consultant to the Talent and Compensation Committee. The following describes our fiscal 2024 non-employee director compensation:

Compensation Element	Director Compensation Program

Annual Cash Retainer	$85,000, paid quarterly arrears in cash
Annual Equity Retainer	RSUs equaling $160,000(1)
Committee Fees	None
Audit Committee Chair Fee	$30,000
Talent and Compensation Committee Chair Fee	$25,000
Nominating and Governance Committee Chair Fee	$20,000
Non-Executive Chairman of the Board/Lead Director Retainer	$100,000(2)
Meeting Fee for Board Meetings in Excess of Ten Meetings During the Year Meetings During the Year	$1,500 per meeting
Stock Ownership Guidelines	Stock ownership with a fair market value equal to five times the annual cash retainer(3)
1.RSUs are fully vested and non-forfeitable at grant and will be settled in shares of Kontoor common stock one year after the date of grant. RSU retainer grants are pro-rated in the year of a director’s initial election to the Board and will vest and be distributed in the same manner as other awards subject to the annual equity grant. The number of RSUs awarded on the applicable grant date is calculated using a 30-day average value of Kontoor’s common stock prior to such date.
2.Mr. Shearer’s additional retainer for his role as Lead Independent Director is $100,000 per year, which is paid 75% in cash and 25% in RSUs.
3.Ms. Goldsmith and Messrs. Shearer, Lynch, Page, Schiller, and Stewart exceed the target for director stock ownership. Ms. Campbell joined the Board in February 2024 and is on target to meet her director ownership target. Non-employee directors must retain 100% of the net shares resulting from the vesting of RSUs until the guideline is met.
Mr. Baxter is the only employee who serves as a director. He is not separately compensated for his service on the Board or as Chairman of the Board.
To assist the Talent and Compensation Committee with its periodic review of Kontoor’s non-employee director compensation, among other matters, the committee retained CAP as its independent compensation consultant until August 2024, and then retained FW Cook as its independent compensation consultant.
Each non-employee director may elect to defer all or part of his or her cash retainer and fees into equivalent units of Kontoor common stock under the Kontoor Deferred Savings Plan for Non-Employee Directors. All Kontoor common stock equivalent units receive dividend equivalents. Deferred sums are generally payable in cash to the participant upon termination of service in a lump sum or substantially equal annual installments over up to ten (10) years, as specified in advance by the participant. Messrs. Shearer and Lynch elected to defer all cash compensation in 2024.
Kontoor reimburses non-employee directors for travel and lodging expenses incurred in the performance of their duties. Directors traveling on Kontoor business are covered by Kontoor’s business travel accident insurance policy, which generally covers all Kontoor employees and directors. Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. Kontoor reimburses expenses incurred by directors attending such programs. Directors are also eligible for discounts on Kontoor products equal to discounts available to all employees of Kontoor. Kontoor does not provide medical or life insurance benefits to its non-employee directors.

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2024 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total

Robert K. Shearer	$190,000	$185,000	—	$375,000
Maryelizabeth R. Campbell(3)	$71,455	$160,000	—	$231,455
Ashley D. Goldsmith	$110,000	$160,000	—	$270,000
Robert M. Lynch	$85,000	$160,000	—	$245,000
Andrew E. Page	$85,000	$160,000	—	$245,000
Mark L. Schiller	$85,000	$160,000	—	$245,000
Shelley Stewart, Jr.	$105,000	$160,000	—	$265,000
1.Kontoor allows its non-employee directors to defer all or a portion of his or her cash retainer and fees under the Kontoor Deferred Savings Plan for Non-Employee Directors. In fiscal 2024, Messrs. Shearer and Lynch deferred all cash compensation under the Kontoor Deferred Savings Plan for Non-Employee Directors.
2.Each director serving in fiscal 2024 was awarded 2,652 RSUs on April 1, 2024 in connection with compensation for fiscal 2024. The number of RSUs awarded on the applicable grant date was calculated using a 30-day average value of Kontoor’s common stock prior to such date. The value in this column is the grant date fair value ($60.34 per RSU for the April 1, 2024 grants) computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used are summarized in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2024. These RSUs, which are fully vested and non-forfeitable at grant, earn dividend equivalents and will be settled in shares of Kontoor common stock one year after the date of grant, on April 1, 2025. The total number of stock awards (including RSUs and phantom shares accounted for in connection with the Kontoor Deferred Savings Plan for Non-Employee Directors) in respect of shares of Kontoor common stock held by each non-employee director as of December 28, 2024 was as follows: Mr. Shearer 38,901; Ms. Campbell 2,705 ; Ms. Goldsmith 5,254; Mr. Lynch 9,655; Mr. Page 2,705; Mr. Schiller 8,459; and Mr. Stewart 2,705. None of the non-employee directors hold any options to purchase shares of Kontoor common stock as of December 28, 2024.
3.Ms. Campbell joined the Board in February 2024.

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Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officers’ compensation for the period December 31, 2023, through December 28, 2024 (referred to herein as “fiscal 2024” or “2024”). The CD&A explains Kontoor’s executive compensation program, the compensation decisions we have made under the program for fiscal 2024, and the compensation philosophy and objectives supporting these decisions. The focus of the CD&A is on the Company’s named executive officers listed in the Summary Compensation Table (the “NEOs”):

Name	Title

Scott H. Baxter	President, Chief Executive Officer, and Chairman of the Board
Joseph A. Alkire	Executive Vice President and Chief Financial Officer
Thomas E. Waldron (1)	Executive Vice President and Chief Operating Officer
Jennifer H. Broyles (2)	Executive Vice President and Global Brands President—Wrangler & Lee
Thomas L. Doerr, Jr.	Executive Vice President, General Counsel and Secretary
1.Mr. Waldron became Kontoor’s Executive Vice President and Chief Operating Officer effective March 19, 2024.
2.Ms. Broyles became Kontoor’s Executive Vice President and Global Brands President - Wrangler & Lee effective March 19, 2024.
Executive Summary
Kontoor is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. The Company designs, manufactures, procures, sells and licenses apparel, footwear and accessories, primarily under the brand names Wrangler® and Lee®. Our business is founded upon a strategic sourcing model and best-in-class supply chain. We focus on leveraging our global platform to drive brand growth and deliver long-term value to our stakeholders, including our shareholders, consumers, customers, suppliers and communities.
Navigating ongoing operating challenges and macroeconomic pressures, Kontoor, supported by the resilience and dedication of its 13,200 employees across the globe, finished 2024 with strong operational, business and financial performance, including the following:
Fiscal 2024 Key Financial Highlights:
•Revenues were flat compared to the year ended December 2023 as global macroeconomic conditions impacted consumer demand. Growth in the direct-to-consumer channel was offset by declines in the wholesale channel.
•Expanded gross margin to 44.5% for the year ended December 2024, an increase of 280 basis points from the prior year.
•Reported diluted earnings per share was $4.36 for the year ended December 2024 compared to $4.06 for the year ended December 2023. Adjusted diluted earnings per share(a) was $4.89 compared to $4.26 for the year ended December 2023.
•Generated $368 million in operating cash flow driven by strong inventory working capital management, including a $110 million decrease in inventory levels compared to the year ended December 2023.
•Delivered a Total Shareholder Return in excess of 40% for the year ended December 2024.
•Returned a total of $198 million to shareholders, through a combination of share repurchases and dividend payments.
•Adjusted return on invested capital(a) of 32% increased 550 basis points compared to the prior year.
a.Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Appendix A—Supplemental Financial Information” at the end of this document.

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OPERATING CASH FLOW	EPS	SHAREHOLDER RETURN
FY24 of $368M	FY24 of $4.36	FY24 of $198M
YOY Growth of $11M	YOY EPS Growth of 7%	Includes dividends of $112M and share repurchases of $86M
•Delivered Shareholder Value: Despite the continued macroeconomic challenges during 2024 we returned cash to our shareholders through dividends totaling $112 million and share repurchases totaling $86 million.
•Strategic Actions: We continued to invest in enablers that support key strategic growth catalysts. Our focus on enhancing the core business while expanding categories, such as outdoor, workwear and tops, is driving greater penetration and diversifying our consumer reach. As we seek to develop deeper connections with our consumers, we continue to invest in our direct-to-consumer and online retail presence, which remains an important component of our ongoing digital evolution. While global macroeconomic headwinds impacted near-term consumer demand, we continue to position our brands for long-term growth. Our ongoing commitment to investments in talent, innovation/sustainability, demand creation, data analytics and our supply chain are all critical pillars in realizing these growth opportunities.
Fiscal 2024 Performance Achievement–Based on our performance relative to our pre-established performance goals, we achieved a payout at 169.5% of target under the Annual Incentive Plan (“AIP”) and a payout at 56.3% of target for the Performance Based Restricted Stock Units (“PRSUs”) covering the performance period of fiscal 2022 through fiscal 2024.
Overview of 2024 Compensation Elements–2024 total direct compensation for our NEOs consisted of base salary, annual cash incentive compensation and long-term equity incentive compensation, in the form of Kontoor performance-based and time-based restricted stock units.

Compensation Element	Overview

Base Salary	Competitively compensate executives for their level of responsibility, skills, experience, and sustained individual contribution
Annual Cash Incentive	Align compensation to annual operating and strategic performance objectives
Long-Term Equity Incentive	Link rewards to long-term operating performance and align to shareholder value creation through stock price appreciation and total shareholder return
Key Fiscal 2024 Compensation Decisions–Our Talent and Compensation Committee (also referred to as the “Committee”) designed our executive compensation program to support our strategic growth plans and long-term commitments to shareholders. After reviewing the function and results of the executive compensation program for fiscal 2023, the Committee made the following key decisions relating to compensation design for fiscal 2024:

Fiscal 2024 Compensation Related Action	Overview

Annual Cash Incentive Design Update
We maintained the same three financial metrics from 2023 in the plan that were consistent with our strategy and communication to investors. However, we increased the weighting of the Gross Margin Percentage metric from 30% to 40% to reflect the Committee’s belief in its relative importance. We lowered the weighting of the Revenue metric from 30% to 20% and maintained the weighting of the Operating Income metric at 40%.

Maintain Long-Term Incentive Award Design
Our cumulative three-year metrics continued to include Adjusted EPS (weighted 60%) and Revenue (40%) in support of our go-forward strategy. We also maintained a three-year relative TSR modifier that will continue to be measured against an industry-focused comparison group.

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Summary of Compensation Philosophy
Kontoor’s Executive Compensation Program (or the “Program”) is designed to attract, motivate, and retain talented executives with a target total direct compensation package that is positioned within a competitive range of market median for comparable executives within our peer group and the broader industry. We focus on aligning our executives’ interests with those of our shareholders by paying for performance and requiring our executives to retain a meaningful amount of share ownership. We provide a significant portion of our executives’ total direct compensation in pay that is at-risk and in the form of long-term equity-based compensation to reward performance over the short and long-term.
The Committee is committed to ensuring that the Program is oriented toward pay-for-performance, and designed to achieve the objectives of our executive compensation philosophy through short-and long-term incentive awards that align with Kontoor’s strategic vision and growth catalysts:
•Enhancing the core of our U.S. wholesale operations
•Diversifying our channels with a focus on digital
•Expanding our categories through focus on outdoor, workwear and tops
•Geographic expansion of our brands
2024 total direct compensation for our NEOs consisted of base salary, annual cash incentive compensation and long-term equity incentive compensation in the form of performance-based and time-based restricted stock units. Target total direct compensation for our NEOs is targeted at approximately median levels of compensation of comparable positions in publicly traded companies of our size and in our industry. Consistent with our pay-for-performance philosophy, actual earned compensation varies above or below the median level based on the degree to which specific performance goals are achieved, changes in our stock value over time and the individual performance of each NEO.
Kontoor’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on Kontoor’s financial and stock price performance. At-risk compensation is delivered through annual cash incentives and long-term equity incentives. The at-risk portion of target total direct compensation is greater for higher level positions, reflecting greater accountability for performance results. For our NEOs, 60% of the grant date fair value of our long-term equity incentive awards is at-risk and subject to financial performance objectives linked to our strategic priorities and shareholder returns.
The charts below depict approximate percentages for each element of target total direct compensation and demonstrate how compensation is significantly weighted towards variable compensation (annual cash incentives, performance-based restricted stock units (“PRSUs”), and time-based restricted stock units (“RSUs”)). Additional detail is provided in the "Components of Total Direct Compensation" section of this Proxy Statement.

A more meaningful portion is allocated to at-risk compensation including annual cash incentives that focus our NEOs on annual objectives supporting our long-term strategy, and long-term incentives that support long-term value creation and align the interests of our NEOs with those of our stockholders.

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Compensation Program Elements
The following chart summarizes the primary components, objectives, and time frames of our Program for fiscal 2024. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over the short and long term. We discuss each component beginning on page 37.

Type	Component	Element	Terms	Objective	Performance/ Vesting Period

Fixed Compensation	Annual Base Salary	Cash	• Fixed pay reflective of an executive’s role, responsibilities and individual performance • Reviewed annually	• Competitively compensate executives for their level of responsibility, skills, experience and sustained individual contribution	N/A

Performance- Based Compensation	Annual Incentive Award	Cash
• Variable, performance-based cash compensation earned based on achieving pre-established annual goals (subject to adjustment based on achievement of strategic goals)
• Annual payouts range from 0% to 200% of the targeted incentive opportunity (+20% or -20% of target award tied to strategic goals, but maximum payout capped at 200%)
				• Link compensation to annual operating and strategic performance objectives	One-Year

	Long-Term Equity Incentive Awards	PRSUs
• For 2024, variable, performance-based equity compensation earned based on achieving pre-established cumulative financial goals over a three-year performance cycle (subject to adjustment based on fiscal 2024-26 relative TSR)
• Payouts range from 0% to 200% of the targeted incentive opportunity (±25% of target award tied to relative TSR, for a maximum payout of 225%)
• Dividend equivalent units accumulate during the vesting period, but remain subject to attainment of performance goals and will not be paid unless the underlying PRSUs vest
• Paid in shares of Kontoor common stock upon vesting
				• Link rewards to long-term operating performance • Link rewards to shareholder value creation through stock price growth and total shareholder return • Aid in retention	Three-Years (cliff vesting)

Time-Based Compensation	Long-Term Equity Incentive Awards	RSUs	• Dividend equivalent units accumulate during the vesting period, but are not paid unless the underlying RSUs vest • Paid in shares of Kontoor common stock upon vesting	• Link rewards to shareholder value creation through stock price growth • Aid in retention	Three-Years (ratable vesting)
In establishing the elements of executive compensation, the Committee, in consultation with its independent consultant, assesses whether the Program’s terms promote unnecessary risk-taking. In performing this assessment, the Committee reviews such compensation design elements as pay mix, performance metrics, performance goals and pay out curves, payment timing and adjustments, equity incentives, stock ownership requirements, clawbacks and Kontoor’s trading policies. The Committee’s independent consultant considered risk and the potential for unintended consequences associated with incentive design as part of its ongoing service to the Committee. After performing this analysis, the Committee has concluded that the Program does not promote excessive or unnecessary risk-taking.

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Governance of Our Compensation Programs
Our executive compensation practices promote good governance and mitigate excessive risk-taking. Below we highlight key compensation practices that we have implemented in our Program, to promote the interests of shareholders, and responsible compensation and governance practices:

WHAT WE DO

•	Annual “Say-on-Pay” advisory vote for shareholders

•	Alignment of executive compensation with shareholder returns through equity ownership requirements and equity-based awards

•	“Double trigger” requirement for severance and accelerated vesting of equity awards pursuant to change-in-control agreements with our executive leadership team

•	Pay for performance and rigorous goal-setting for annual cash incentive and PRSU awards

•	Regular shareholder outreach

•	Pay-for-performance emphasis with a balance of short- and long-term incentives, using key performance metrics, with a strong emphasis on financial performance

•	Significant stock ownership guidelines for executives

•	Clawback provisions aligned with regulatory requirements for cash and equity performance-based compensation

•	Independent compensation consultant to the Committee

•	Cap annual cash incentive payouts

•	Review share utilization regularly

WHAT WE DO NOT DO

•	No excise tax gross-up payments for executives

•	No hedging or pledging of Kontoor common stock by executives

•	No guaranteed salary increases or bonuses

•	No repricing or cash buyout of underwater stock options without shareholder approval

•	No evergreen provisions

•	No employment agreements for executive officers

•	No liberal share recycling under the 2019 Stock Compensation Plan (the “Stock Plan”)

•	No payment of dividends on unvested long-term incentives

Results of 2024 Shareholder Advisory Vote
We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding, our Board and the Committee value the opinions of our shareholders. The Committee strives to ensure our executive compensation aligns with the interests of our shareholders and adheres to our pay-for-performance philosophy.
At our 2024 annual meeting of shareholders, over 95% of votes cast supported our executive compensation program. The Committee and management reviewed our shareholders’ affirmative 2024 Say-on-Pay vote and believe it to be a strong indication of support for our executive compensation program and practices and the related decision-making by the Committee. The Committee expects to continue to consider future annual Say-on-Pay votes and investor feedback when making decisions relating to our executive compensation program, policies, and practices. We take this vote seriously and regularly engage with our top shareholders. For additional detailed discussion regarding shareholder engagement, see the 2024 Engagement Summary on page 27.

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Compensation Decision Making Process—Roles and Responsibilities

The Talent and Compensation Committee
Kontoor’s Talent and Compensation Committee, composed entirely of independent directors, reviews all components of the Program periodically to confirm that they are necessary and appropriate to support Kontoor’s strategic objectives while considering the competitive marketplace for executive talent. In addition to the Committee members, the Lead Independent Director regularly attends Committee meetings. Refer to www.kontoorbrands.com/investors/corporate-governance/board-committees for the Committee charter and a more fulsome explanation of the Committee’s responsibilities. To summarize, pertaining to its compensation related roles and responsibilities, the Committee:

• Reviews and approves Kontoor’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of Kontoor’s goals and objectives and sets his compensation levels
• Annually reviews the performance evaluations of the other NEOs
• Reviews and approves the compensation packages for the other NEOs
• Approves annual and long-term incentive award payouts
• Annually reviews long-term incentive practices, such as share usage, vehicle use and mix, and performance metrics
• Reviews and approves peer group companies referenced when considering the competitiveness of Company performance and director and executive officer compensation programs and levels
• Continually monitors external compensation-related governance practices; considers their implementation, as appropriate, and gets periodic reports on such practices and related considerations from its independent compensation consultant

• Reviews total compensation outcomes of our NEOs in the context of actual Company financial performance and shareholder value creation outcomes, over multiple time horizons
• Considers the results of the annual advisory “Say-on-Pay” shareholder vote
• Reviews and approves executive compensation policies, such as clawback policies and share ownership requirements
• Reviews all components of Kontoor’s top executives’ compensation including current cash compensation (base salary and annual cash incentive awards) and assumed value of long-term equity incentive compensation (performance-based RSUs and time-based RSUs)
• Reviews all perquisites and other benefits provided to the NEOs
• Annually reviews and considers a compensation program risk evaluation

The Independent Committee Consultant
The Committee retained CAP through July 2024 and FW Cook beginning August 2024 as its independent compensation consultant to assist the Committee in accomplishing its objectives for 2024. The Committee assessed the independence of CAP and FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent either CAP or FW Cook from providing independent advice to the Committee. The independent Committee consultant will not perform other services for Kontoor without the consent of the Chair of the Committee. The Committee has sole authority to retain or terminate the service of its independent compensation consultant and to approve the consultant’s fees and all terms of such engagement. The scope of the work done by the Committee’s independent consultants included:

• Preparing analyses, recommendations and providing other support to inform the Committee’s decisions related to executive and director compensation
• Preparing, at the Committee’s instruction, independently an analysis of compensation, including peer group companies and survey data relating to the named executive officers and certain other executives, as well as benchmarking on non-employee director compensation
• Reviewing and commenting on management proposals presented to the Committee
• Providing updates on market trends and the regulatory environment as both relate to executive and director compensation
• Reviewing the Committee charter and providing recommendation and other support to inform the Committee’s related discussions and decisions

• Working with the Committee to validate the executive pay-for-performance relationship, support of alignment with stockholders
• Meeting with the Committee Chair and the Committee outside the presence of management, and participating in preparatory sessions for Committee meetings
• Attending all meetings, as requested by the Committee; a representative of CAP attended all meetings and a majority of executive sessions of the Committee from January 2024 through July 2024, and a representative of FW Cook attended all meetings and a majority of the executive sessions of the Committee from August 2024 through December 2024
• Meeting independently with the Committee Chair and Committee members, as requested
• Annually reviewing the industry peer group of publicly traded companies whose compensation data is considered by the Committee in its decision-making (collectively, the “Peer Group”)

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Kontoor Management
As requested by the Committee, management is responsible for preparing information for each Committee meeting and providing the independent compensation consultant with information to facilitate its role in advising the Committee.

• The Chief Human Resources Officer, the General Counsel and the Chief Executive Officer generally attend Committee meetings, except the executive sessions that are held as part of each meeting
• The Chief Human Resources Officer, the General Counsel and the Chief Executive Officer work with the Committee Chair to prepare the agenda for each meeting
• The Chief Executive Officer makes recommendations to the Committee regarding compensation for NEOs (other than himself)

• The Chief Executive Officer provides the Committee with information regarding his achievement of objectives and other leadership accomplishments
• Management provides information on Kontoor’s strategic objectives to the Committee and makes recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chief Executive Officer

Committee Process for Determining Compensation
At the beginning of each fiscal year, the Committee reviews and approves the following elements of direct compensation to be provided to each of our NEOs:
•base salary;
•payout range for the annual cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;
•mix and amount of equity incentive awards to be granted to our executive officers; and
•payout range for PRSUs that may be earned for the performance period beginning in that fiscal year and the length of the performance period, goals, and criteria upon which the amount of the awards for the relevant performance period will be determined.
In determining the amounts of compensation to be awarded to our NEOs, the Committee considers the company’s overall performance and competitive market data for our compensation Peer Group.
Determining Variable Compensation–Company performance is the key factor in determining variable compensation. The amount of any cash or performance-based equity incentive awards to be paid upon completion of the applicable performance period is determined based upon our achievement of short- and long-term financial goals set at the beginning of the fiscal year or performance period. However, the final cash incentive award payout also reflects a modifier for performance against established strategic objectives.
Determining CEO Compensation–The Committee assesses our Chief Executive Officer's performance and gathers input from the independent directors. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that are established at the beginning of the fiscal year. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial results, development and achievement of strategic objectives, progress in building capability among the executive leadership team, development of a succession plan for executive leadership and corporate governance leadership, as well as market data and analysis and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chief Executive Officer does not propose his own compensation and is not present for discussions of his performance and compensation. The Lead Independent Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

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Competitive Compensation Targets and the Role of the Peer Group–The Committee annually reviews the composition of Kontoor’s Peer Group, comprised of companies that are generally of comparable size (based on revenue and market capitalization), and share similar business characteristics, such as:
•having similar products and/or customers,
•having strong brands that are respected and well-known, and
•having wholesale operations and domestic U.S. sales.
As part of its process for making compensation decisions in 2024, the Committee in July 2023 reviewed the composition of the Peer Group Companies, for purposes of supporting senior executive pay decisions. The Committee concluded that the composition of the peers remained appropriate and made no changes to the fiscal 2024 peer group. Our Peer Group consisted of the following companies for fiscal 2024:

Caleres, Inc.	Gildan Activewear Inc.	Steven Madden, Ltd.
Canada Goose Holdings Inc.	Guess?, Inc.	The Buckle, Inc.
Carter’s, Inc.	Hanesbrands Inc.	Under Armour, Inc.
Columbia Sportswear Company	Levi Strauss & Co.	Wolverine World Wide, Inc.
Deckers Outdoor Corporation	Oxford Industries, Inc.
G-III Apparel Group, Ltd.	Ralph Lauren Corporation
For fiscal 2024, Kontoor used the Peer Group data as a reference point, in combination with executive compensation survey data, to assess each NEO’s target total direct compensation (i.e., salary, annual cash incentive, and the grant date fair value of long-term incentives). Other factors were also considered, such as the scope of the executive’s duties, the executive’s experience in their role and the executive’s individual performance in their role and relative to their peers.
In addition, we currently participate in and use several executive compensation surveys for NEO positions, including the Willis Towers Watson Retail Executive Compensation Survey, the Equilar Top 25 Survey, the Willis Towers Watson General Industry Executive Compensation Survey, and the Radford Global Compensation Database. The surveys provide general market data for relevant positions at companies with revenues and market cap similar to Kontoor in both the apparel/retail industry and broader market.
In July 2024, the Committee reviewed the composition of the Peer Group and, considering the recommendation from CAP, removed G-III Apparel Group, Ltd. and Ralph Lauren Corporation from the Peer Group due to their relatively large market capitalization, and added Abercrombie & Fitch Company and American Eagle Outfitters Inc. due to their alignment with the selection criteria above.
Components of Total Direct Compensation
The components of the target total direct compensation opportunity set by the Committee annually for each executive are short-term cash compensation (annual base salary and target annual cash incentive award) and long-term equity incentive compensation (performance-based and time-based RSUs under the Stock Plan). The Committee sets each portion of compensation based on Kontoor’s overall philosophy that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on Kontoor’s financial and stock price performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation.
The at-risk portion of target total compensation is greater for higher level positions, reflecting greater accountability for performance results. For our NEOs, 60% of our long-term incentive equity awards are at-risk and subject to financial performance objectives linked to our strategic priorities and shareholder returns.

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The portions of fiscal 2024 target total direct compensation for each of the compensation elements for each of the NEOs were as follows:

Executive	Base Salary	Annual Cash Incentive Award	Long-Term Equity Incentive Awards	Performance-Based Portion(1)	At-Risk Portion(2)

Scott H. Baxter	12%	19%	69%	60%	88%
Joseph A. Alkire	29%	21%	50%	51%	71%
Thomas E. Waldron	20%	19%	61%	56%	80%
Jennifer H. Broyles	34%	25%	41%	50%	66%
Thomas L. Doerr, Jr.	36%	24%	40%	48%	64%
1.“Performance-Based Portion” includes Annual Cash Incentive Award and PRSUs.
2.“At-Risk Portion” includes Annual Cash Incentive Award and Long-Term Equity Incentive Awards.
Base Salary
Base salary is designed to compensate senior executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is generally intended to be competitive as compared to salary levels for equivalent senior executive positions at companies in the Peer Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain, and motivate executives in alignment with Kontoor’s business strategies.
The Committee annually reviews individual salaries for the NEOs and would additionally conduct a review at the time a promotion or other change in responsibilities would occur. Each NEO’s performance is evaluated annually based on several components: key job responsibilities, key accomplishments, performance trends and annual goals and objectives. The resulting performance evaluations are presented to the Committee and used in assessing the next year’s salary and the other components of total compensation.
In the fall of 2023, the Committee requested a competitive market assessment of Kontoor’s senior executive officer compensation levels from the Committee’s independent compensation consultant to assist with compensation planning for fiscal 2024. Accordingly, the Committee set fiscal 2024 base salaries for the NEOs based on (i) review of the competitive market salary range for the individual’s position, as described above, (ii) assessment of the individual’s experience, skill set and performance and (iii) Kontoor’s overall merit increase budget for salaries. Two organizational changes occurred in March 2024, impacting both Mr. Waldron and Ms. Broyles, and these position changes were factored into the resulting compensation changes. The following adjustments were approved by the Committee:

Executive	FY2023 Base Salary	FY2024 Base Salary(1)	Percentage Increase

Scott H. Baxter	$1,250,000	$1,287,500	3.0%
Joseph A. Alkire	$700,000	$721,000	3.0%
Thomas E. Waldron (2)	$750,000	$875,000	16.7%
Jennifer H. Broyles (3)	—	$575,000	—
Thomas L. Doerr, Jr.	$549,000	$565,500	3.0%
1.The fiscal 2024 base salary adjustments were effective April 1, 2024.
2.Mr. Waldron’s base salary increase is reflective of his appointment to the role of Executive Vice President and Chief Operating Officer effective March 19, 2024.
3.Ms. Broyles became Kontoor’s Executive Vice President and Global Brands President—Wrangler & Lee effective March 19, 2024.
Annual Cash Incentives
Kontoor has an annual cash incentive program (the “AIP”). Senior executives are eligible to participate in the AIP. The AIP is intended to focus each leader’s attention on Kontoor’s annual performance measured against pre-established goals. The incentives are designed to motivate Kontoor’s employees by providing payments for achieving or exceeding goals related to Kontoor’s annual business plan and strategic priorities.

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Under the AIP, annual performance goals are set by the Committee. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the AIP, reflecting its subjective assessment of the value of accomplishments of Kontoor’s senior executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.
The Committee sets the targeted annual incentive opportunities as a percentage of base salary under the AIP for executives after considering market data, the recommendations of the Chief Executive Officer (other than with respect to his compensation) and analysis by the Committee’s independent compensation consultant. The Committee also makes a general assessment as to the relative amounts of annual incentives for the NEOs to make sure they are, in the Committee’s judgment, fair and reasonable.
The following table summarizes the fiscal 2024 AIP targets as a percentage of base salary for the NEOs.

Executive	Fixed Base Salary	AIP Target	AIP Target

Scott H. Baxter	$1,287,500	155%	$1,995,625
Joseph A. Alkire	$721,000	75%	$540,750
Thomas E. Waldron (1)	$875,000	100%	$816,719
Jennifer H. Broyles (2)	$575,000	75%	$381,804
Thomas L. Doerr, Jr.	$565,500	65%	$367,575
1.Mr. Waldron became Kontoor’s Executive Vice President and Chief Operating Officer effective March 19, 2024; his AIP target was increased from 80% of base salary to 100% of base salary to reflect his new role, and his award was prorated to reflect the portion of the year in which he served in each of the two roles he held during 2024.
2.Ms. Broyles became Kontoor’s Executive Vice President and Global Brands President—Wrangler & Lee effective March 19, 2024; her AIP target was increased from 50% of base salary to 75% of base salary to reflect her new role, and her award was prorated to reflect the portion of the year in which she served in each role.
Our Performance Goals–The structure of the AIP seeks to align Kontoor’s strategic growth plans and focus on the most impactful drivers of annual shareholder return. The Committee identified the following key metrics as the foundation for annual bonus payouts for the NEOs:

Metric	Rationale

GAAP Revenue	Key measure of top line growth indicating the company’s ability to generate reported sales growth
Gross Margin	Key metric used to measure the quality of the company’s revenue growth and equity of its brands
Operating Income	Key measure used to assess the fundamental performance of the company’s core operations
The Committee believes these three metrics are the most important performance outcomes to create shareholder value, while securing our future as a global leader in lifestyle apparel. In addition, these metrics align with those used by companies in our Peer Group to motivate management. Additionally, the 2024 AIP continued to include modifiers designed to reinforce operational performance through strategic goals.
The AIP performance goals for 2024 were set in line with Kontoor’s strategy to deliver consistent, profitable growth that provides sustainable, long-term returns for Kontoor’s shareholders while considering the impact of external factors on short-term performance. The goals reflected a number of factors, including Kontoor’s strategic growth plan and value creation model and long-term commitments to our shareholders.

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For the 2024 AIP, the Committee decided to increase the weighting of the Gross Margin performance metric from 30% in 2023 to 40% for 2024 to reflect the Committee’s view that it is a key performance metric for our strategy. The Committee approved a corresponding decrease in the weighting of the GAAP Revenue performance metric from 30% to 20%.
The Kontoor performance goals are measured at threshold, target and maximum amounts. Details of the performance goals and 2024 results are shown below:
Fiscal Year 2024 Kontoor AIP Performance Goals

		Performance Levels(1)			Year Ended December 2024
(Dollars in thousands) Performance Metric	Metric Weighting	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Result(2)	AIP Performance Result(3)

GAAP Revenue	20%	$2,375,000	$2,607,000	$2,775,000	$2,607,578	$2,610,315
Gross Margin	40%	43.2%	44.2%	44.7%	45.1%	45.1%
Operating Income(4)	40%	$300,000	$371,000	$425,000	$380,628	$383,249
1.Performance achievement is interpolated between levels.
2.Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Appendix A-Supplemental Financial Information” at the end of this document for a reconciliation of these adjusted measures.
3.When assessing AIP performance, the Committee may adjust for certain preestablished items including the effects of impairment charges, restructuring charges, unplanned impact of trade tariffs, other extraordinary items, regulatory changes, non-recurring items and required changes in accounting policies, and differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2024 financial plan. For 2024 the Committee began with GAAP revenue, adjusted gross margin, and operating income as reported in our earnings release, and further adjusted the results for a $2.4 million non-recurring item related to advisory fees, as well as differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2024 financial plan.
4.Threshold performance for the Operating Income metric must be attained or exceeded in order for the strategic modifier to apply to award payouts.
Based on the performance achieved against the goals listed above, the payout percentage for the fiscal 2024 AIP was determined to be 149.5% prior to the application of the strategic modifier.
Strategic Modifier–The 2024 AIP leveraged a strategic modifier designed to drive change to support the continued growth of the business. The 2024 strategic modifier consisted of two goals that could each impact the AIP payout by plus or minus 10%, based on whether we failed to meet our strategic goals (-10%), met our goals (no adjustment), or exceeded our strategic goals (+10%). The total potential modifier impact ranged from -20% to +20%.
Including the strategic modifier, the maximum AIP payout was capped at 200% of target. Additionally, the strategic modifier would not apply unless Operating Income met or exceeded the threshold level of performance listed above.
The 2024 strategic goals were selected based on their alignment with Kontoor’s business plan and priorities. Performance relative to the selected metrics is determined by the Committee based on pre-established targets and the Committee’s assessment of performance relative to the selected goals. The table below summarizes the goals and results of the 2024 strategic modifier:

Strategic Modifier Component	Goal	Result	2024 AIP Impact

Project Jeanius	A multi-faceted transformational initiative designed to unlock sources of capital that will be invested in accretive growth opportunities, improve profitability, and returns on capital	Achieved	+10%

Supply Chain	Supply chain initiatives designed to optimize efficiency in our internal manufacturing footprint, while reducing unit costs	Achieved	+10%

The Committee reviewed the Company’s achievement against the strategic modifier performance goals for fiscal 2024 and determined that an increase of 20% of target performance incentive payments should be applied based on the achievement of each

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component of the strategic goals. As a result, the Committee determined payout for fiscal 2024 performance at 169.5%. The payments made to the NEOs under the AIP for 2024 are set forth in the table below:

Executive	FY2024 Base Salary	FY2024 AIP Target	FY2024 AIP Target	FY2024 AIP Performance Factor	FY2024 AIP Award

Scott H. Baxter	$1,287,500	155% of salary	$1,995,625	169.5%	$3,382,584
Joseph A. Alkire	$721,000	75% of salary	$540,750	169.5%	$916,571
Thomas E. Waldron (1)	$875,000	100% of salary	$816,719	169.5%	$1,384,338
Jennifer H. Broyles (2)	$575,000	75% of salary	$381,804	169.5%	$647,157
Thomas L. Doerr, Jr.	$565,500	65% of salary	$367,575	169.5%	$623,040
1.Mr. Waldron became Kontoor’s Executive Vice President and Chief Operating Officer effective March 19, 2024; his award was prorated.
2.Ms. Broyles became Kontoor’s Executive Vice President and Global Brands President—Wrangler & Lee effective March 19, 2024; her award was prorated.
Long-Term Incentive Awards
We provide equity incentive awards to our NEOs to support retention and focus on building long-term stockholder value through their future performance. In fiscal 2024, we provided the following forms of long-term incentive compensation to our NEOs:

Performance-Based RSUs—PRSUs are designed to align the interests of Kontoor executives with those of shareholders by encouraging the executives to enhance the value of Kontoor common stock and improve the performance of selected metrics. Earned shares vest and are issued at the end of the three-year performance cycle and range from 0% of target for below threshold performance to 225% of target for maximum performance. PRSUs are granted annually in overlapping performance cycles and serve as a tool to align pay and company performance and to retain our NEOs. Dividend equivalents are paid only on the shares actually earned and paid out. At the payout date, the cash value of dividend equivalents is converted into additional shares.
Time-Based RSUs—RSUs align pay and company performance as reflected in our stock price, encourage retention of our NEOs’ and promote continued holding of company stock by our senior executives. RSUs awarded in fiscal 2024 vest over a three-year period in 33% installments at each anniversary of the grant date. Dividend equivalents are paid only on the shares actually vested and paid out. At the payout date, the cash value of dividend equivalents is converted into additional shares.

Fiscal 2024-2026 Performance-Based RSU Plan Awards

Performance Measure	Weight	Rationale

Revenue	40%	Aligns executive pay with the company’s strategy to generate sales growth
Adjusted EPS(1)	60%	Supports strong alignment with shareholder value creation
Relative Total Shareholder Return (rTSR) Modifier(2)	+/-25%	Further aligns executive pay to our shareholders interests
1.Adjusted earnings per share is our reported earnings per share for the year ended adjusted for restructuring and transformation costs and other non-recurring expenses.
2.rTSR Peer Group consists of the Apparel, Accessories, and Luxury Goods companies in our Industry Peer Group, as well as Apparel, Accessories, and Luxury Goods companies in the Russell 3000 Index: Canada Goose Holdings Inc., Capri Holdings Limited, Carter’s Inc., Columbia Sportswear Co., FIGS, Inc., Fossil Group, Inc., G-III Apparel Group, Ltd., Gildan Activewear Inc., Hanesbrands Inc., Levi Strauss & Co., Lululemon Athletica Inc., Movado Group, Inc., Oxford Industries, Inc., PVH Corp., Ralph Lauren Corporation, Tapestry, Inc., Under Armor, Inc., V.F. Corporation, and Vera Bradley, Inc..

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Performance-Based Restricted Stock Units (60% of Annual LTI Awards)–In fiscal 2024, we awarded executives PRSUs under the Stock Plan. At the beginning of the 2024-2026 performance period, the Committee established the performance measures to be used, weightings, and the levels of performance on those measures for the entire three-year performance period that will generate threshold, target, and maximum payouts. We use cumulative three-year performance to determine the number of 2024 PRSUs earned, because we believe a cumulative three-year performance goal focuses our NEOs on long-term performance goals. The number of performance shares delivered at the end of the three-year performance cycle may range from 0% of target for below threshold performance to 50% of target for threshold performance and up to 200% of target for maximum performance. When the performance threshold is met, payouts are determined on a linear interpolation basis for performance levels between threshold and target and between target and maximum.
At the end of the performance period, the number of shares earned may be increased (not to exceed 225% of target) or decreased based on the achievement of rTSR performance against the companies in the rTSR Peer Group, as indicated below:

Kontoor’s rTSR Percentile Relative to rTSR Peer Group	PRSU Payout Modifier as % of Target

Above 75th	+25%
65th to 75th	+15%
55th to 65th	+10%
45th to 55th	No impact
35th to 45th	-10%
25th to 35th	-15%
Below 25th	-25%
Time-Based Restricted Stock Units (40% of Annual LTI Awards)–Executives were also awarded RSUs under the Stock Plan in fiscal 2024. The RSUs consist of awards of the right to receive stock as determined by the Committee at the end of a specified restricted period, subject generally to continued employment. Dividend equivalents shall be paid or credited on RSUs, but any such dividend equivalents shall be subject to the same risk of forfeiture, other restrictions and deferral of settlement, if applicable, as apply to the underlying RSUs. The RSUs vest ratably in annual installments over three years.
The Committee annually reviews the target awards and recommends changes based on the executive’s time and experience in the position and market data. The 2024 LTI target award amounts are set forth below:

Name	PRSUs (60%)(1)	RSUs (40%)	Total Target Value of Award(2)

Scott H. Baxter	$4,350,000	$2,900,000	$7,250,000
Joseph A. Alkire	$765,000	$510,000	$1,275,000
Thomas E. Waldron	$1,650,000	$1,100,000	$2,750,000
Jennifer H. Broyles	$417,000	$278,000	$695,000
Thomas L. Doerr, Jr.	$372,000	$248,000	$620,000
1.Represents the PRSUs to be awarded at target performance.
2.The 2024 PRSU and RSU awards are set forth in the Grants of Plan-Based Awards table on page 48. The values attributable to RSUs, as set forth in this CD&A, were determined using an estimate of the 30-day average value of Kontoor’s common stock prior to the relevant grant date, which reflects the manner in which these awards were considered by the Committee when calculating the number of RSUs granted to each of our NEOs. This method differs from the grant date fair value, as determined for accounting purposes, which is the method used for purposes of reflecting the value of RSUs in the Stock Awards column of the Summary Compensation Table on page 47 and the Grant Date Fair Value of Stock and Option Awards column of the Grants of Plan-Based Awards Table on page 48.

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Fiscal 2022-2024 Performance-Based RSU Performance Goals and Results
For the 2022-2024 PRSUs, performance for the Operating Cash Flow and Adjusted EPS performance goals was calculated at 31.3% of target. Details of the performance goals and results are shown below:

		Performance Levels(1)			For the FY2022-2024 Performance Cycle Ended December 2024
(Dollars in thousands) Performance Metric	Metric Weighting	Threshold (50%)	Target (100%	Maximum (200%)	Result(2)	Performance Result(3)	Payout Percentage

Operating Cash Flow	40%	$900,000	$1,034,000	$1,165,000	$808,364	$808,364	—%
Adjusted EPS	60%	$14.00	$16.16	$18.30	$13.64	$14.09	31.3%
Weighted Average							31.3%
1.Performance achievement is interpolated between levels.
2.Non-GAAP Financial Information: The financial information above includes non-GAAP measures. See “Appendix A-Supplemental Financial Information” at the end of this document for a reconciliation of these adjusted measures.
3.When assessing performance, the Committee adjusts for certain preestablished items intended to focus results for payout purposes on those more reasonably within the control of participants and generally not significantly driven by one-time events or macroeconomic factors, including the effects of impairment charges, restructuring charges, unplanned impact of trade tariffs, other extraordinary items, regulatory changes, non-recurring items and required changes in accounting policies, and differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s financial plan. For the 2022-2024 PRSUs, the Committee began with adjusted EPS, as reported in our earnings release, and further adjusted the results for extraordinary items related to a charge for duty expense related to prior periods as disclosed in our fiscal year 2023 fourth quarter and full year earnings release, a $3.8 million non-recurring item related to advisory fees, as well as differences between actual foreign exchange rates and the foreign exchange rates used in Kontoor’s 2022 financial plan.
The number of PRSUs earned for the fiscal 2022 - 2024 award could be increased or decreased based on Kontoor’s TSR relative to the companies in its 2022 rTSR Peer Group during the fiscal 2022-2024 performance period. The 2022 rTSR Peer Group consisted of the following companies, which as of the beginning of fiscal 2022, were Apparel, Accessories, and Luxury Goods companies in our Industry Peer Group, as well as Apparel, Accessories, and Luxury Goods companies in the Russell 3000 Index:

Capri Holdings Limited	Levi Strauss & Co.	Ralph Lauren Corporation
Carter’s Inc.	Lululemon Athletica Inc.	Superior Group of Companies, Inc.
Columbia Sportswear Co.	Movado Group, Inc.	Tapestry, Inc.
Fossil Group, Inc.	Oxford Industries, Inc.	Under Armour, Inc.
G-III Apparel Group, Ltd.	PLBY Group, Inc.	Vera Bradley, Inc.
Gildan Activewear Inc.	PVH Corp.	V.F. Corporation
The payout for each participant would be unaffected if Kontoor’s TSR was between the 25th and 75th percentiles of the 2022 rTSR Peer Group; increased by 25% of target if Kontoor’s TSR was greater than or equal to the 75th percentile of the 2022 rTSR Peer Group; or decreased by 25% of target if Kontoor’s TSR was equal to or below the 25th percentile of the 2022 rTSR Peer Group. For the fiscal 2022-2024 performance period, Kontoor’s TSR relative to the 2022 rTSR Peer Group was determined to be at the 94th percentile, resulting in an increase of 25% of target in the number of PRSUs earned for the fiscal 2022 - 2024 award.
Therefore, the Committee determined that the level of achievement for the PRSUs granted in fiscal 2022 was 56.3% of target, determined by adding the weighted achievement of the Operating Cash Flow and Adjusted EPS goals for the fiscal 2022-2024 performance period (31.3% of target) and the relative TSR modifier (25% of target) as outlined in the table below.

Kontoor Brands, Inc.	43	2025 Proxy Statement

Performance Period	Payout as % of Target

FY22-FY24	31.3%(1)
Relative TSR Modifier(2)	25.0%
Final FY22 - FY24 PRSU Payout	56.3%
1.FY22-FY24 performance was assessed at 31.3% of target for the Operating Cash Flow and Adjusted EPS performance goals
2.For the fiscal 2022-2024 performance period, Kontoor’s beginning stock price was $46.26 and $88.89, reflecting 20-day average prices as of January 2, 2022, and December 28, 2024, respectively. Stock prices were adjusted for dividends paid during the performance period. This resulted in a TSR of 92.16% for Kontoor, which placed Kontoor at the 94.74th percentile of the Index companies.
Retirement and Other Benefits
The Committee believes that retirement and other benefits and perquisites are important components of competitive compensation packages necessary to attract and retain qualified, high caliber senior executives. The Committee reviews the amounts of such benefits and perquisites periodically along with other compensation components. However, such benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve Kontoor’s short-term and long-term financial, strategic and operational objectives.
Executive Perquisites
All senior executives reporting to the CEO, including our NEOs, are eligible for executive physical exams and financial counseling. The cost of such physical exams and/or financial counseling is imputed income to the executive, for which a tax gross-up is provided. The costs of financial counseling for each year are capped at $10,900 per executive, except for the first year that an executive participates in this perquisite, which is capped at $13,450. The decision to offer this potential reimbursement was authorized by the Committee to support the physical and financial well-being of our NEOs. In addition, in 2024 the CEO was eligible for personal use of corporate aircraft up to a limit on the total aggregate cost of all trips of $150,000. In reviewing the limit on the amount personal aircraft use provided to Mr. Baxter, the Committee considered industry specific data and general industry data, as well as the location of our corporate headquarters in Greensboro, North Carolina relative to larger airport hubs. Additionally, this perquisite was reviewed by the Committee in conjunction with the positioning of Mr. Baxter’s target total direct compensation relative to the Peer Group median.
For additional details, including associated amounts for each NEO calculated in accordance with the SEC’s requirements, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 47.
401k Plan
During 2024, Kontoor’s U.S.-based senior executives, including the NEOs were permitted to participate in the Kontoor Brands 401(k) Savings Plan (the “401k Plan”). The 401k Plan is a broad-based tax-qualified defined contribution plan available to most U.S.-based employees of Kontoor.
Nonqualified Deferred Compensation
Kontoor’s U.S.-based senior executives, including the NEOs, are eligible to defer compensation and receive a limited amount of matching credits under the Kontoor Brands Executive Deferred Savings Plans. Each Kontoor NEO participates in the Kontoor Brands Executive Deferred Savings Plan II, while only Mr. Waldron participates in the Kontoor Brands Executive Deferred Savings Plan. These plans enable executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail within the supporting tables under the caption “2024 Nonqualified Deferred Compensation.”
Pension Benefits
Kontoor does not maintain a defined benefit pension plan for employees in the U.S.
Employee Benefits
Kontoor provides a number of benefit plans to all eligible employees, including the NEOs. These benefits include programs such as medical, dental, vision, life insurance and short- and long-term disability coverage and a merchandise discount on most Kontoor products.

Kontoor Brands, Inc.	44	2025 Proxy Statement

Change-in-Control Agreements
Kontoor has entered into Change-in-Control Agreements (the “Agreements”) with certain Kontoor senior executives, including the NEOs, that provide the executives with certain severance benefits in the event their employment with Kontoor is terminated under certain circumstances, as defined in the Agreements, subsequent to a change in control of Kontoor (i.e., “double-trigger” terminations). The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Kontoor. Kontoor believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives. The Agreements are described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section.
Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock, restricted stock units and performance-based restricted stock units and continued medical and dental coverage as well as life insurance, for specified periods after termination. Upon a change in control of Kontoor, Kontoor also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.
Other Policies and Considerations
Retention and Special Awards
Retention equity awards may be made by the Committee from time to time to attract or retain key executives and are designed to promote long-term employment with Kontoor. Awards of restricted stock units for retention purposes under the Stock Plan are not part of regular annual compensation and are not treated as part of total direct compensation as discussed above. No special equity awards were granted to the NEOs in 2024.
Clawback Policy
We maintain a policy for the recovery of cash and equity incentive compensation from officers and certain other employees (generally referred to as a “recoupment” or “clawback” policy). Under the policy, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will reasonably promptly recover the excess of (1) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (2) the amount that would have been received had it been determined based on the restated financials. The policy also provides that the Committee may require a covered employee to forfeit or return an equity-based incentive award or repay cash-based incentive compensation if Kontoor is required to prepare an accounting restatement as a result of the covered employee’s misconduct, if the covered employee engages in misconduct materially detrimental to Kontoor or if otherwise required by applicable laws, rules or regulations. The award agreements for performance-based restricted stock units, time-based restricted stock units, restricted stock awards and options under the Stock Plan include provisions respecting such recovery.
Anti-Hedging and Anti-Pledging Policies
The Committee has adopted a policy prohibiting Kontoor directors, executive officers named in this Proxy Statement and certain other executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to Kontoor securities, transactions “hedging” the risk of ownership of Kontoor securities and short sales of Kontoor securities. In addition, these individuals are prohibited from holding Kontoor securities in margin accounts or pledging Kontoor securities as collateral for loans.
Timing of Equity-Based Awards
We generally grant annual equity-based awards during the first half of our fiscal year, although such timing may change from year to year. The Committee may also consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the Committee. The Committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Kontoor Brands, Inc.	45	2025 Proxy Statement

The Committee has delegated limited authority to the Chief Executive Officer to grant equity awards, excluding awards to executive officers. Annual and off-cycle equity awards granted by the Chief Executive Officer prior to April 1 will generally be effective on or about April 1. Such equity awards granted by the Chief Executive Officer after April 1 and all special equity awards will generally be effective on the fifteenth day of the month.
Tax and Accounting Implications
In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of awards paid to our executives.
Section 162(m) of the Code generally limits the deductibility by Kontoor for Federal income tax purposes of annual compensation in excess of $1 million paid to Kontoor’s covered employees, generally including the NEOs. The Committee has and will continue to review on a periodic basis the effect of Section 162(m) and may use its judgement to authorize payments that are in excess of the deduction limit when it believes such payments are appropriate.
Executive Stock Ownership Guidelines
It is Kontoor’s policy to require stock ownership by Kontoor senior management and directors. This policy closely aligns the interests of management with those of shareholders. Under the policy, senior executives are subject to share ownership guidelines that require them to accumulate and then retain shares of Kontoor common stock having a market value ranging from one to six times annual base salary, depending upon the position. The Chief Executive Officer and the other currently serving NEOs are required to accumulate Kontoor common stock having market values as follows:

Officer	Kontoor Common Stock Having a Market Value of

Chief Executive Officer	Six times annual base salary
Other Named Executive Officers	Three times annual base salary
Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline. Future declines in stock price will not affect compliance with the policy so long as the number of shares held at the time the required ownership level was achieved does not change.
Credit will be given for direct holdings by the executive or his or her spouse or dependent child, joint holdings by the executive and his or her spouse and/or dependent child. Additionally, credit will be given to shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the executive or his or her spouse and/or dependent children. No credit will be given for shares subject to unexercised options or stock appreciation rights (whether vested or unvested) or shares subject to restricted stock, restricted stock units or similar awards that have not vested or been earned. Until a senior executive has met the targeted ownership level, he or she must retain shares equal to 50% of the after-exercise, after-tax value of all vested, earned or exercised equity awards settled in Kontoor common stock. As of December 28, 2024, all of the currently serving NEOs are in compliance with the retention requirements of the ownership guidelines and have either met or are making progress toward meeting the guidelines.
Talent and Compensation Committee Report
The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Talent and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024.
Ashley D. Goldsmith, Chair
Robert M. Lynch
Andrew E. Page

Kontoor Brands, Inc.	46	2025 Proxy Statement

Summary Compensation Table for Fiscal 2024
The following table summarizes the compensation of our NEOs in fiscal 2024, 2023, and 2022.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Scott H. Baxter President, Chief Executive Officer and Chairman of the Board	2024	$1,278,125	—	$7,664,320	—	$3,382,584	—	$261,553	$12,586,582
	2023	$1,237,500	—	$6,843,613	—	$1,556,250	—	$303,698	$9,941,061
	2022	$1,175,000	—	$8,271,109	—	$1,566,000	—	$400,319	$11,412,428

Joseph A. Alkire Executive Vice President and Chief Financial Officer	2024	$715,750		$1,347,968	—	$916,571	—	$387,232	$3,367,521
	2023	$234,231	$200,000	$2,350,228	—	$146,842	—	$239,476	$3,170,777
	2022	—	—	—	—	—	—	—	—

Thomas E. Waldron Executive Vice President, Chief Operating Officer(6)	2024	$846,154	—	$2,907,265	—	$1,384,338	—	$113,768	$5,251,525
	2023	$743,750	—	$1,846,434	—	$498,000	—	$98,277	$3,186,461
	2022	$681,250	—	$2,226,244	—	$504,600	—	$108,575	$3,520,669

Jennifer H. Broyles Executive Vice President, Global Brands President - Wrangler & Lee(7)	2024	$537,846	—	$734,772	—	$647,157	—	$53,178	$1,972,953
	2023	—	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—	—

Thomas L. Doerr, Jr. Executive Vice President, General Counsel & Secretary	2024	$561,375	—	$655,548	—	$623,040	—	$84,228	$1,924,191
	2023	$544,250	—	$601,171	—	$296,186	—	$64,565	$1,506,172
	2022	$313,923	$200,000	$1,848,140	—	$299,715	—	$31,718	$2,693,496

1.Values in this column represent discretionary and/or sign-on bonuses paid to Mr. Alkire and Mr. Doerr.
2.The amounts shown in this column reflect the aggregate grant date fair value of the stock awards (RSUs and PRSUs) computed in accordance with FASB ASC Topic 718. The valuation assumptions used are summarized in Note 17 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2024 (“Form 10-K”).
The grant date fair value of RSUs granted in 2024 is calculated using the closing price per share of Kontoor common stock on the date of grant ($60.35). The same methodology was also used to determine the grant date fair value of the RSUs granted in 2023 and 2022. The dollar amounts equal to the aggregate grant date fair value of RSUs granted in 2024 include for Mr. Baxter, $2,900,481 (48,061 RSUs that vest ratably in 2025, 2026 and 2027); for Mr. Alkire, $510,139 (8,453 RSUs that vest ratably in 2025, 2026 and 2027); for Mr. Waldron, $1,100,241 (18,231 RSUs that vest ratably in 2025, 2026, and 2027); for Ms. Broyles, $278,093 (4,608 RSUs that vest ratably in 2025, 2026, and 2027); and for Mr. Doerr, $248,099 (4,111 RSUs that vest ratably in 2025, 2026 and 2027). Dividend equivalents accrue on these RSUs subject to the same vesting requirements as apply to the RSUs.
The grant date fair value of the PRSUs granted in 2024 was based on the closing share price on the grant date, April 1, 2024 ($60.35), and an assumed probable outcome of the applicable performance goals. The financial performance goals for the PRSUs granted in 2024 relate to revenue and adjusted earnings per share over the 2024-2026 performance cycle and may result in actual payouts ranging from 0 to 200% of the targeted award. The PRSUs are also subject to a relative total shareholder return modifier covering the full three-year performance cycle, which may increase or decrease actual payouts under the PRSUs by plus or minus 25% of target.
As a result, actual payouts may range from 0 to 225% of the targeted award. The grant date fair value of the PRSUs attributable to the relative total shareholder return component is based on a Monte Carlo valuation as of the actual date of grant. Dividend equivalents are earned on PRSUs subject to the same performance-based vesting requirements as apply to PRSUs. The aggregate grant date fair value of PRSUs granted in 2024 were:
•for Mr. Baxter, $4,763,839 (consisting of $4,350,752 attributable to the revenue and adjusted earnings per share performance measures for the 2024-2026 cycle, and $413,087 attributable to relative total shareholder return for the 2024-2026 cycle);
•for Mr. Alkire, $837,829 (consisting of $765,178 attributable to the revenue and adjusted earnings per share performance measures for the 2024-2026 cycle, and $72,651 attributable to relative total shareholder return for the 2024-2026 cycle);

Kontoor Brands, Inc.	47	2025 Proxy Statement

•for Mr. Waldron, $1,807,024 (consisting of $1,650,331 attributable to the revenue and adjusted earnings per share performance measures for the 2024-2026 cycle, and $156,693 attributable to relative total shareholder return for the 2024-2026 cycle);
•for Ms. Broyles, $456,679 (consisting of $417,079 attributable to the revenue and adjusted earnings per share performance measures for the 2024-2026 cycle, and $39,600 attributable to relative total shareholder return for the 2024-2026 cycle);
•for Mr. Doerr, $407,449 (consisting of $372,118 attributable to the revenue and adjusted earnings per share performance measures for the 2024-2026 cycle, and $35,331 attributable to relative total shareholder return for the 2024-2026 cycle); and
Assuming achievement of the financial performance goals at the maximum level, the grant date fair value of such PRSU awards would have been as follows: Mr. Baxter, $10,202,280; Mr. Alkire, $1,794,300; Mr. Waldron, $3,869,938; Ms. Broyles, $978,027; and Mr. Doerr, $872,597.
For a discussion of the performance goals applicable to the PRSU awards, as well as vesting, forfeiture and other terms applicable to the PRSU and RSU awards, see “Compensation Discussion and Analysis” on pages 41-44.
3.The amounts in this column for 2024 represent cash awards earned under the AIP. The payments for 2024 are expected to be made on or about March 7, 2025.
4.Kontoor does not maintain a defined benefit pension or actuarial pension plan and therefore no amounts are reported in 2024, 2023, and 2022.
5.The amounts for 2024 include matching contributions under the Kontoor Executive Deferred Savings Plan II (the “EDSP II”) as follows: Mr. Baxter, $151,555; Mr. Alkire, $31,462; Mr. Waldron, $61,265; Ms. Broyles, $24,840; and Mr. Doerr, $31,717. This amount also includes $20,700 in matching contributions under the 401(k) Plan for Mr. Baxter and Mr. Waldron; $26,179 for Mr. Alkire; $20,138 for Ms. Broyles; and $25,299 for Mr. Doerr.
For Mr. Baxter, this amount also includes the following: (1) $4,638 for an annual physical (which includes a tax gross up thereon in the amount of $2,038); (2) $19,448 for financial planning services (which includes a tax gross up thereon in the amount of $8,548); and (3) $57,689, as the incremental cost of personal use of our corporate aircraft. We calculated the incremental cost of the personal use of our corporate aircraft based on the variable operating costs to us, which include (i) fuel, (ii) supplies, (iii) crew travel expenses, (iv) aircraft communications, (v) outside services such as airport handling and parking, (vi) supplemental crew and (vii) a portion of the cost of a maintenance contract. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage. In reviewing the cap on the amount personal aircraft use provided to Mr. Baxter, the Committee considered industry specific data and general industry data, as well as the location of our corporate headquarters in Greensboro, North Carolina relative to larger airport hubs. Additionally, this perquisite was reviewed by the Committee in conjunction with the position of Mr. Baxter’s total target compensation relative to the industry per group median. For Mr. Alkire, this amount also includes (1) $7,405 for an annual physical (which includes a tax gross up thereon in the amount of $3,255); (2) $23,997 for financial planning services (which includes a tax gross up thereon in the amount of $10,547; and (3) $296,966 in connection with relocation (which includes a tax gross up thereon in the amount of $85,971). For Mr. Waldron, this amount also includes (1) $4,638 for an annual physical (which includes a tax gross up thereon in the amount of $2,038); (2) $19,448 for financial planning services (which includes a tax gross up thereon in the amount of $8,548); and (3) $1,105, as the incremental cost of personal use of our corporate aircraft. For Ms. Broyles, this amount includes the following: (1) $7,172 for an annual physical (which includes a tax gross up thereon in the amount of $3,152. For Mr. Doerr, this amount includes (1) $4,797 for an annual physical (which includes a tax gross up thereon in the amount of $2,197); and (2) $21,023 for financial planning services (which includes a tax gross up thereon in the amount of $10,123).
6.Mr. Waldron became Kontoor’s Executive Vice President and Operating Officer effective March 19, 2024.
7.Ms. Broyles became Kontoor’s Executive Vice President, Global Brands President - Wrangler & Lee effective March 19, 2024.
2024 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum

Scott H. Baxter			997,813	1,995,625	3,991,250
	4/1/24	2/26/24				36,046	72,092	162,207				4,763,839(4)
	4/1/24	2/26/24							48,061			2,900,481(5)
Joseph A. Alkire			270,375	540,750	1,081,500
	4/1/24	2/26/24				6,340	12,679	28,528				837,829(4)
	4/1/24	2/26/24							8,453			510,139(5)
Thomas E. Waldron			408,360	816,719	1,633,438
	4/1/24	2/26/24				13,673	27,346	61,529				1,807,024(4)
	4/1/24	2/26/24							18,231			1,100,241(5)
Jennifer H. Broyles			190,902	381,804	763,608
	4/1/24	2/26/24				3,456	6,911	15,550				456,679(4)
	4/1/24	2/26/24							4,608			278,093(5)
Thomas L. Doerr, Jr.			183,788	367,575	735,150
	4/1/24	2/26/24				3,083	6,166	13,874				407,449(4)
	4/1/24	2/26/24							4,111			248,099(5)
1.All equity awards are granted under the Stock Plan.
2.The amounts in these columns represent the threshold, target and maximum annual incentive awards under the AIP, as described above in the “Compensation Discussion and Analysis” on pages 38-41. Depending upon the level of achievement of each of the specified performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each AIP participant.

Kontoor Brands, Inc.	48	2025 Proxy Statement

3.The amounts in these columns represent the threshold, target and maximum PRSU awards for the three-year performance cycle December 31, 2023–January 2, 2027. Depending on the average level of achievement of certain performance goals during the three years of the performance cycle, payouts of awards could range up to a maximum of 200% of the target award, and potentially plus or minus an additional 25% of the target award depending on Kontoor’s TSR as compared to the TSR of the identified 19 industry-relevant companies over the performance cycle. Awards are shown at a target payout level of 100% in the table above. For a discussion of the performance goals applicable to the PRSU awards, as well as vesting, forfeiture and other terms, see “Compensation Discussion and Analysis” on pages 41-42.
4.In February 2024, the Talent and Compensation Committee approved the following PRSU awards for the three-year performance cycle December 31, 2023–January 2, 2027: Mr. Baxter 72,092 PRSUs; Mr. Alkire 12,679 PRSUs; Mr. Waldron 27,346 PRSUs; Ms. Broyles 6,911 PRSUs; and Mr. Doerr 6,166 PRSUs. The grant date fair value attributable the financial performance goals applicable to these awards and the relative total shareholder return component of these awards is set forth in the table above. The methodology to determine grant date fair value is described in Footnote 2 of the Summary Compensation Table.
5.In February 2024, the Talent and Compensation Committee approved the following RSU awards that each vest ratably in 2025, 2026 and 2027: Mr. Baxter 48,061 RSUs; Mr. Alkire 8,453 RSUs; Mr. Waldron 18,231 RSUs; Ms. Broyles 4,608 RSUs; and Mr. Doerr 4,111 RSUs. The grant date of these awards was April 1, 2024. The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718 and was calculated by multiplying the closing price of Kontoor common stock on the date of grant ($60.35) by the number of RSUs granted. See Footnote # to the Summary Compensation Table. The assumptions used are summarized in Note 17 to our audited financial statements included in our Form 10-K.

Kontoor Brands, Inc.	49	2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2024

		Option Awards(1)(2)			Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares, or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Stock That Have Not Vested(3)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)

Scott H. Baxter	2/22/17	184,403	$22.04	2/21/27
	4/01/22				19,920(6)	$1,697,002
	4/01/23				36,988(7)	$3,150,992
	4/01/24				49,021(8)	$4,176,075
	4/01/22				48,115(9)	$4,098,958
	4/01/23						78,446(10)	$6,682,815
	4/01/24						72,092(11)	$6,141,517
Joseph A. Alkire	9/15/23				3,806(7)	$324,273
	9/15/23				7,166(13)	$610,454
	4/01/24				8,622(8)	$734,491
	9/15/23						8,256(10)	$703,329
	9/15/23						20,721(10)	$1,765,222
	4/01/24						12,679(11)	$1,080,124
Thomas E. Waldron	4/01/22				5,710(6)	$486,443
	4/01/23				9,979(7)	$850,110
	4/01/24				18,595(8)	$1,584,112
	4/01/22				13,794(9)	$1,175,080
	4/01/23						21,165(10)	$1,803,046
	4/01/24						27,346(11)	$2,329,606
Jennifer H. Broyles	4/01/22				788(6)	$67,148
	7/15/22				104(6)	$8,883
	12/15/22				687(6)	$58,492
	4/01/23				1,248(7)	$106,286
	12/15/23				2,601(7)	$221,544
	4/01/24				4,700(8)	$400,394
	4/01/22				1,270(9)	$108,177
	7/15/22				255(9)	$21,731
	12/15/22				1,699(9)	$144,747
	4/01/23						2,64610)	$225,413
	4/01/24						6,911(11)	$588,748
Thomas L. Doerr, Jr.	7/15/22				1,754(6)	$149,423
	4/01/23				3,249(7)	$276,742
	4/01/24				4,193(8)	$357,210
	7/15/22				10,898(12)	$928,386
	4/01/23						6,891(10)	$587,044
	4/01/24						6,166(11)	$525,282

Kontoor Brands, Inc.	50	2025 Proxy Statement

1.Awards granted prior to the Spin-Off are shown on an as converted to Kontoor basis.
2.All options are non-qualified stock options awarded under the VF Stock Plan prior to the Spin-Off, which were converted to Kontoor options in the Spin-Off. Each option vests and becomes exercisable in 33 1/3% increments on the first, second and third anniversaries of the date of grant, subject to continued employment. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment due to disability or in the event of certain terminations following a change in control of Kontoor. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.
3.For all RSUs granted, dividends are reinvested at the dividend payment date in additional shares that are subject to the same vesting and other restrictions as the original award. The amounts in this column include accumulated dividend equivalents and accrued dividends as of that date.
4.The market value of restricted awards reported in this column was computed by multiplying $85.19, the closing market price of Kontoor’s common stock at December 28, 2024, by the number of shares or units of stock awarded. For RSUs, the amount also includes the value of accumulated dividend equivalents and accrued dividends as of that date.
5.As further discussed in Footnotes 10 and 11 below, the number of shares or units and values in these columns assume an achievement level at the 50% threshold level, 100% of target, or 225% of target, as applicable. The final level of achievement for the awards in these columns may differ. The market value of PRSUs was calculated by multiplying the applicable percentage of the target number of PRSUs awarded (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares) by $85.19, the closing market price of Kontoor’s common stock at December 28, 2024. For a discussion of vesting, forfeiture, and other terms applicable to the PRSUs, see the “Compensation Discussion and Analysis” on pages 41-44.
6.The number represents the number of RSUs that were awarded under the Stock Plan in 2022 to the following NEOS: Mr. Baxter 53,680; Mr. Waldron 15,389 RSUs; Ms. Broyles 2,125 RSUs, 286 RSUs, and 1,925 RSUs; and Mr. Doerr 4,796 RSUs. RSUs vest ratably over three years and will fully vest in 2025, provided that the NEO remains an employee of Kontoor.
7.The number represents the number of RSUs that were awarded under the Stock Plan in 2023 to the following NEOs: Mr. Baxter 52,297 RSUs; Mr. Alkire 5,504 RSUs; Mr. Waldron 14,110 RSUs; Ms. Broyles 1,764 RSUs and 3,793 RSUs; and Mr. Doerr 4,594 RSUs. RSUs vest ratably over three years and will fully vest in 2026, provided that the NEO remains an employee of Kontoor.
8.The number represents the number of RSUs that were awarded under the Stock Plan in 2024 to the following NEOs: Mr. Baxter 48,061 RSUs; Mr. Alkire 8,453 RSUs; Mr. Waldron 18,231 RSUs; Ms. Broyles 4,608 RSUs; and Mr. Doerr 4,111 RSUs. RSUs vest ratably over three years and will fully vest in 2027, provided that the NEO remains an employee of Kontoor.
9.The number represents the number of Kontoor PRSUs that were earned in 2022 for the three-year performance cycle ending December 28, 2024 based on achievement at 56.3% of target (rounded to the nearest whole number of shares), which was the actual level of achievement for the performance cycle, plus additional PRSUs representing the accumulated dividend equivalents accrued over the period from the grant date through December 28,2024.
10.The number represents the number of Kontoor PRSUs that were awarded in 2023 for the three-year performance cycle ending January 3, 2026 multiplied by achievement at the target performance level of 100% (rounded to the nearest whole number of shares) because performance through December 28, 2024 was trending below target (calculated excluding the impact of the rTSR modifier). The amounts reflected above are not necessarily indicative of future payouts for the PRSUs, which are not now known, but will ultimately be determined based on our actual performance through the entire three-year performance cycle (and which may be higher or lower than the threshold payout level).
11.The number represents the number of Kontoor PRSUs that were awarded in 2024 for the three-year performance cycle ending January 2, 2027 multiplied by achievement at a level of 100% of target (rounded to the nearest whole number of shares). The amounts reflected above are not necessarily indicative of future payouts for the PRSUs, which are not now known but will ultimately be determined based on our actual performance through the entire three-year performance cycle (and which may be higher or lower than the 100% payout level).
12.The number represents the portion of the Kontoor PRSUs that were awarded in 2022 as a sign-on award and as a pro rata off-cycle annual grant relating to the three-year performance cycle ending December 28, 2024. The number shown is based on achievement at 56.3% of target (rounded to the nearest whole number of shares), which was the actual level of achievement for the performance cycle, plus additional PRSUs representing the accumulated dividend equivalents accrued over the period from grant date through December 28, 2024.
13.The number represents the number of RSUs that were awarded under the Stock Plan in 2023 to Mr. Alkire: 13,814 RSUs of which 50% previously vested upon the first anniversary of the grant and 50% will vest upon the second anniversary of the grant, provided that Mr. Alkire remains an employee of Kontoor.
Stock Options
In connection with the Spin-Off, all VF options held by Kontoor executives were converted into options of Kontoor (the “Replacement Options”). The Replacement Options are generally subject to the same terms and conditions (including vesting) as applicable to the corresponding VF option immediately prior to the Spin-Off, with equitable adjustments being made to the number of shares of Kontoor common stock subject to the option and exercise price. The Replacement Options are non-qualified stock options granted under the Stock Plan that vest ratably over three years. For additional information on vesting upon specified termination events or a change in control, see “Potential Payments Upon Change in Control, Retirement or Termination of Employment.”

Kontoor Brands, Inc.	51	2025 Proxy Statement

2024 Option Exercises and Stock Vested
The following table provides information for our NEOs regarding stock option exercises and stock award vesting during fiscal 2024.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Scott H. Baxter	369,550	$15,813,059	120,172	$7,436,378
Joseph A. Alkire	—	—	9,015	$703,993
Thomas E. Waldron	—	—	28,828	$1,780,461
Jennifer H. Broyles	9,070	$574,156	6,943	$478,319
Thomas L. Doerr, Jr	—	—	24,495	$1,570,264
1.The options and stock awards listed include awards that were exercised and/or vested in 2024. The awards include grants by VF prior to the Spin-Off. To the extent a VF award was converted into a Kontoor award, it is presented above on an as converted basis and reflects application of the Spin-Off conversion ratio of 2.425563. See the “Compensation Discussion and Analysis” on page 51 for a discussion of the treatment of VF awards in the Spin-Off.
2.These columns report the number and value of performance-based and time-based vested RSU awards, including accrued dividends and dividend equivalents. The aggregate dollar amount reported as vested was computed by multiplying the number of RSUs by the fair market value of the underlying shares on the vesting date (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares). No amounts reported in these columns were deferred by the executive officers. The fair market value is defined under the Stock Plan to be the average of the high and low price of Kontoor common stock on the applicable date.

Kontoor Brands, Inc.	52	2025 Proxy Statement

2024 Nonqualified Deferred Compensation
Kontoor provides its senior executives, including our NEOs, with the opportunity to defer compensation under the Kontoor Brands Executive Deferred Savings Plan (the “EDSP”) and the Executive Deferred Savings Plan II (the “EDSP II”). While all of our NEOs participate in the EDSP II, only Mr. Waldron participates in the EDSP. No NEO made any contributions to, and Kontoor did not make any contributions to, any account under the EDSP in 2024.
The terms of the EDSP II permit an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual cash compensation in excess of the IRS annual compensation limit for 401(k) Plan contributions (but not more than 50% of the executive’s annual salary and 75% of the executive’s annual cash incentive payment). A participating executive’s account is also credited with matching credits equal to 100% on the first 6% of annual compensation above the IRS annual compensation limit that is deferred by the executive for the year. Earnings below the IRS annual compensation limit are eligible for contributions to the 401(k) Plan. The 401(k) Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of Kontoor. A participant is credited with matching contributions equal to 100% on the first 6% of the annual compensation contributed by the participant, up to the IRS annual compensation limit.
Accounts deferred are payable in either a lump sum or in up to ten annual installments following termination of employment or in a specified year, as elected by the executive at the time of deferral. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an unexpected financial hardship.
Accounts under the EDSP and EDSP II are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various funds. Executives may change such hypothetical investment elections daily.
The following table provides information with respect to each plan that provides for nonqualified deferred compensation in which our NEOs participate. For 2024, each of our NEOs participated in the EDSP II, and Mr. Waldron participated in the EDSP.

Name	Plan	Executive Contribution in Last FY(1)	Kontoor Contribution in Last FY(2)	Aggregate Earning in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 28, 2024(4)

Scott H. Baxter	EDSP II	$1,246,760	$151,555	$1,230,818	$0	$13,467,364
Joseph A. Alkire	EDSP II	$53,371	$31,462	$5,120	$0	$106,623
Thomas E. Waldron	EDSP II	$82,380	$61,265	$395,297	$0	$3,521,440
	EDSP	$0	$0	$73,204	$0	$532,650
Jennifer H. Broyles	EDSP II	$95,089	$24,840	$42,132	$0	$432,797
Thomas L. Doerr, Jr.	EDSP II	$52,721	$31,717	$16,265	$0	$201,095
1.Amounts reported in this column are included as salary and non-equity incentive compensation in the Summary Compensation Table. The type of compensation permitted to be deferred is cash compensation.
2.Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table. The matching contribution for qualified executives is 100% on the first 6% of compensation deferred by the NEO under the EDSP II (for compensation in excess of the 401k compensation limit, which was $345,000 in 2024).
3.This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table.
4.This column reflects the aggregate of salary and non-equity incentive awards deferred by each NEO during his or her career with Kontoor (and VF prior to the Spin-Off) plus the aggregate amount of contributions by Kontoor (and VF prior to the Spin-Off) and the investment earnings thereon. Amounts deferred each year by the NEOs have been reported in the Summary Compensation Table in the year earned.

Kontoor Brands, Inc.	53	2025 Proxy Statement

Potential Payments Upon Change in Control, Retirement or Termination of Employment
The following section describes payments that would have been made to each of our NEOs and related benefits as a result of their termination of employment with Kontoor due to (i) a termination of service in the event of a change in control of Kontoor, (ii) the executive’s retirement, (iii) the executive’s death or disability; (iv) a termination by Kontoor without “cause,” (v) a termination by Kontoor with “cause,” or (vi) the executive’s resignation, assuming these events occurred on December 28, 2024.
The descriptions below do not include the following amounts that the executives also would have received in all termination scenarios:
a.the aggregate balance disclosed in the Nonqualified Deferred Compensation table above;
b.the value of the executive’s vested “in-the-money” unexercised stock options; the executive would be able to realize such value by exercise of the options prior to any termination, or during the exercise period that is available following termination unless the executive is terminated by Kontoor without “cause” with no severance, the executive resigns for a reason other than retirement or the executive is terminated by Kontoor with “cause”; or
c.in the case of death, disability, retirement or certain other scenarios in Kontoor’s discretion, the executive’s portion of the in-flight AIP payment for the year ended, as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
Our NEOs do not have employment contracts with Kontoor; all their potential payments outlined below are defined in benefit plan documents described in this Proxy Statement. As described below under “Payments Upon Retirement,” as a result of retirement, executives do not receive enhanced benefits other than under the terms of certain equity awards, pursuant to which an executive who retires would not forfeit his awards due to retirement.
Treatment of Equity Awards Upon Change in Control, Retirement or Termination of Employment
Performance-Based Restricted Stock Units. PRSUs are forfeitable upon an executive’s termination of employment prior to the end of a performance cycle, except for the following:
i.the award will be settled to the extent actually earned in the event of death or disability,
ii.the award will be settled to the extent actually earned in the event of retirement, provided that a year has passed between the grant date and retirement date,
iii.the award will be settled for that pro-rated portion that would have been actually earned in the event of a termination of the executive’s employment by Kontoor without cause prior to a change in control, with pro-ration based on the part of the performance period in which the executive remained employed plus any period during which salary-related severance payments are made, provided that a year has passed between the grant date and termination date, and
iv.the award will be settled using the average of the performance achieved for the completed year(s) in the performance cycle if greater than 100% (i.e., the performance required to earn at least target PRSUs) or, if such average is less than 100%, the average of the actual performance for the completed year(s) in such performance cycle, with years not yet complete being deemed to be 100% of target performance, in the event of a termination by Kontoor without cause or by the executive for good reason at or after a change of control of Kontoor. The executives’ Change in Control Agreements described below also provide for PRSUs becoming fully vested upon an executive’s qualifying termination of employment following a change in control of Kontoor.
Restricted Stock Units. RSUs are generally forfeitable upon an executive’s termination of employment to the extent not vested, except for the following:
i.the award will immediately vest in full, without proration, in the event of death or disability,
ii.the award will vest in full, without proration, at the stated vesting date(s), in the event of retirement, and
iii.a pro rata portion of the award will vest at the next stated vesting date upon termination by Kontoor without cause.
RSUs will be forfeited and terminate immediately upon an executive’s termination of employment for any reason if termination occurs prior to the first anniversary of the grant date. In accordance with the executives’ Change-in-Control Agreements described below, upon an executive’s qualifying termination of employment following a change in control of Kontoor, RSUs become fully vested.

Kontoor Brands, Inc.	54	2025 Proxy Statement

Stock Options. Replacement Options are exercisable only so long as the option holder remains an employee of Kontoor or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and conditions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment and for 36 months after death, retirement or termination of employment due to disability. These options are generally forfeitable upon executive’s termination of employment to the extent not vested, except that upon termination of employment due to death or disability, any unvested portion of the option will vest and become exercisable in full. Upon termination due to retirement, any portion of the option that would not have vested before the expiration of the 36-month exercise period following termination will be forfeited, and upon involuntary termination where severance is paid, any portion of the option that would not have vested before the expiration of the severance payment installments will be forfeited.
In addition, in accordance with the executives’ Change-in-Control Agreements described below, upon an executive’s qualifying termination of employment following a change in control of Kontoor, vesting of the options is accelerated and all of the options held by the executive become fully exercisable.
Potential Payments Upon a Change in Control of Kontoor
Kontoor has entered into Change-in-Control Agreements (the “Change-in-Control Agreements”) with each of the NEOs. The Change-in-Control Agreements provide severance benefits to each of the NEOs only if his or her employment is involuntarily terminated without cause or by any of the NEOs for good reason, in each case within the 24-month period after a change in control of Kontoor. The Change-in-Control Agreements have a term of two years with automatic 12-month extensions. The Change-in-Control Agreements may be terminated by Kontoor, unless Kontoor has actual knowledge of an event or transaction that if consummated would constitute a change in control of Kontoor and, if a change in control has occurred, the Change-in-Control Agreements may not be terminated until two years after the change in control.
Generally, severance benefits payable to our NEOs include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s highest annual salary within the year preceding termination plus the highest amount of annual cash incentive awarded to the executive during the three fiscal years prior to the date on which the executive’s employment is terminated following a change in control of Kontoor (but not less than the target annual cash incentive for the year of termination). Under the terms of the Change-in-Control Agreements, upon a qualifying termination, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated vesting of stock options, accelerated lapse of restrictions on RSUs, continued medical and dental coverage and life insurance for specified periods after termination, entitlements under retirement plans and a lump-sum retirement related payment. In the case of PRSUs, the PRSUs would be deemed earned based on the actual performance achieved through the date of termination projected for the entire performance cycle (except if performance in completed years is below-target, the uncompleted years are projected at target), and such PRSUs would vest in full (without pro-ration).
The total payments to be made to an executive in the event of termination of employment upon a change in control of Kontoor potentially could exceed the level of “parachute payments” (as that term is defined in the Code) that would trigger the “golden parachute excise tax,” which could result in imposition of excise taxes on the executive and loss of tax deductibility for Kontoor. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, then the parachute payments will be reduced to just below that amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than he or she would receive if the full separation benefits were paid.

Kontoor Brands, Inc.	55	2025 Proxy Statement

The following table shows the payments to which each of our NEOs would be entitled in connection with their termination of employment by Kontoor without cause or by the executive for good reason following a change in control of Kontoor, assuming the triggering event occurred on December 28, 2024:

Name	Severance Amount	Bonus	Unvested RSU and PRSU Awards	Unvested Stock Options	Estimated Value of Benefit Continuation	Total

Scott H. Baxter	$13,963,552	$3,382,584	$25,953,232	$0	$59,126	$43,358,494
Joseph A. Alkire	$4,896,338	$916,571	$5,217,893	$0	$59,126	$11,089,928
Thomas E. Waldron	$5,436,333	$1,384,338	$8,230,081	$0	$59,126	$15,109,878
Jennifer H. Broyles	$3,085,267	$647,157	$1,951,902	$0	$56,911	$5,741,237
Thomas L. Doerr, Jr.	$3,553,733	$623,040	$2,825,309	$0	$98,288	$7,100,370
Payments Upon Retirement
Mr. Baxter and Mr. Waldron are our only NEOs who were eligible based on age and years of service for regular or early retirement at December 28, 2024. Retirement would not result in any enhanced benefits, except that, under the terms of certain equity awards, an executive who is eligible for retirement would not forfeit his awards due to retirement. In the case of stock options, the options will continue to vest and become exercisable for thirty-six months following retirement (or the option’s termination date, if earlier). For RSUs, the awards will continue to vest following retirement at the stated vesting dates, without proration in the case of regular retirement or on a pro rata basis in the case of early retirement, so long as termination occurs on a date that is more than one year following the grant date. Under our PRSUs, upon a NEO’s retirement, the senior executive is entitled to settlement of the total number of PRSUs actually earned for the performance cycle also without proration in the case of regular retirement or on a pro rata basis in the case of early retirement.
At December 28, 2024 the estimated value of all unexercisable options, unvested RSUs, unvested PRSUs and unvested restricted stock, assuming the NEO had terminated employment due to retirement is as follows:

Name	Unvested RSU Awards	Unvested PRSU Awards(1)	Unvested Stock Options	Total

Scott H. Baxter	$4,847,994	$10,787,645	$0	$15,635,639
Thomas E. Waldron	$1,336,553	$2,979,810	$0	$4,316,363
1.Under the PRSUs, upon retirement at December 28, 2024, PRSUs earnable for the 2023-2025 cycle would not be forfeited but would remain fully subject to the performance requirements, so that the PRSUs would only be earned upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value shown is at target because actual values cannot be calculated until the conclusion of the performance cycle. The PRSUs earnable for the 2024-2026 cycle would have been forfeited in the event that the NEO had retired on December 28, 2024, because as of that date, they would not have been outstanding for at least one year following the grant date.

Kontoor Brands, Inc.	56	2025 Proxy Statement

Payments Upon Termination Due to Death or Disability
Termination due to death or disability would not result in any enhanced benefits, but under the terms of certain equity awards, an executive would not forfeit his awards due to death or disability terminations. To the extent one year has passed since the grant date, RSUs vest in full without proration upon termination due to death or disability. Participants with PRSUs will receive the total number of PRSUs actually earned upon a termination for death or disability. Options generally fully vest upon termination due to death or disability and are exercisable for thirty-six months following such termination date. The following table shows the estimated value of all unvested restricted stock or RSUs, unvested PRSUs and unexercisable options on December 28, 2024, assuming the executive had terminated employment due to death or disability:

Name	Unvested RSU Awards	Unvested PRSU Awards(1)	Unvested Stock Options	Total

Scott H. Baxter	$4,847,994	$16,929,163	$0	$21,777,157
Joseph A. Alkire	$934,727	$3,548,675	$0	$4,483,402
Thomas E. Waldron	$1,336,553	$5,309,415	$0	$6,645,968
Jennifer H. Broyles	$462,353	$1,091,430	$0	$1,553,783
Thomas L. Doerr, Jr.	$426,166	$2,041,934	$0	$2,468,100
1.Under our PRSUs, upon death or disability, PRSUs earnable for the incomplete cycles (2023-2025 and 2024-2026) would not be forfeited but would remain fully subject to the performance requirements, so that PRSUs would only be earned upon completion of the performance periods and only to the extent performance goals were actually achieved over the performance period. Therefore, the value shown is at target because actual values cannot be calculated until the conclusion of the performance cycle.
Payments Upon Termination Without Cause
In the event of a termination by Kontoor without “cause” prior to a change in control, if the executive has been an active participant for at least 12 months in a performance cycle, the executive would be eligible to receive a pro rata portion of the total number of PRSUs based on actual performance for the full performance cycle, with pro-ration based on the part of the cycle in which the executive remained employed plus the period, if any, during which salary-related severance payments are made. To the extent one year has passed since the grant date, a prorated portion of Kontoor RSUs would also vest. The NEOs have no rights to severance pay in the event of a termination by Kontoor without “cause” prior to a change in control. Amounts that would be paid in respect of PRSUs and RSUs are as follows:

Name	Unvested RSU Awards	Unvested PRSU Awards	Unvested Stock Options	Total

Scott H. Baxter	$4,847,994	$10,787,645	$0	$15,635,639
Joseph A. Alkire	$566,280	$1,634,459	$0	$2,200,739
Thomas E. Waldron	$1,336,553	$2,979,810	$0	$4,316,363
Jennifer H. Broyles	$281,744	$436,019	$0	$717,763
Thomas L. Doerr, Jr.	$321,009	$1,318,298	$0	$1,639,307

Kontoor Brands, Inc.	57	2025 Proxy Statement

Payments Upon Termination for Cause or Resignation
In the event of a termination for “cause” or resignation not qualifying as retirement, each NEO would receive no additional compensation and any outstanding equity awards would be forfeited.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year(1) (a)	Summary Compensation Table Total for PEO(3) (b)	Compensation Actually Paid to PEO (c)	Average Summary CompensationTable Total for Non-PEO NEOs(3) (d)	Average CompensationActually Paid to Non-PEO NEOs (e)	KTB Total Shareholder Return (f)	S&P 1500 Apparel Retail Index Total Shareholder Return (g)	KTB GAAP Net Income ($) (h)	KTB Adjusted EPS(2) (i)

2024	$12,586,582	$23,722,439	$3,129,048	$5,080,402	$238.47	$202.59	$245,802,000	$4.89
2023	$9,941,061	$18,546,137	$2,717,892	$4,536,644	$169.98	$161.65	$230,994,000	$4.26
2022	$11,412,428	$10,073,865	$3,175,275	$3,019,955	$104.55	$130.00	$245,493,000	$4.49
2021	$9,979,870	$15,136,974	$2,375,813	$2,968,532	$127.77	$131.74	$195,423,000	$4.28
2020	$6,222,014	$5,245,625	$1,742,947	$1,477,039	$98.08	$112.02	$67,923,000	$2.61
1.Our Chief Executive Officer, Scott H. Baxter, served as our Principal Executive Officer (“PEO”) in 2024, 2023, 2022, 2021 and 2020. Our other NEOs (“Non-PEO NEOs”) included:
a.For 2024, Joseph A. Alkire, Jennifer H. Broyles, Thomas L. Doerr, Jr, and Thomas E. Waldron.
b.For 2023, Joseph A. Alkire (who served for four months in 2023), Thomas L. Doerr, Jr, Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.
c.For 2022, Thomas L. Doerr, Jr. (who served for seven months in 2022), Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.
d.For 2021, Laurel E. Krueger (who served for eight months in 2021), Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.
e.For 2020, Laurel E. Krueger, Thomas E. Waldron, Christopher M. Waldeck, and Rustin E. Welton.
2.The Company has identified Adjusted EPS as the company-selected measure for the pay versus performance disclosure, representing the most important financial performance measure used to link compensation actually paid to the PEO and the other NEOs in 2024 to the Company's performance. See “Appendix A-Supplemental Financial Information” at the end of this document for a reconciliation to the most directly comparable GAAP measure.
3.For each year, the values included in columns (c) and (e) for the compensation actually paid to our PEO and the average compensation paid to our non-PEO NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

	2024
Reconciliation of Summary Compensation Totals and Compensation Actual Paid	PEO	Average Non-PEO NEOs

Summary Compensation Table Total (columns (b) and (d))	$12,586,582	$3,129,048
Less Stock Award and Option Award Values Reported in Summary Compensation Table for the Fiscal Year	$7,664,320	$1,411,388
Plus Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at End of Fiscal Year	$13,311,619	$2,356,249
Plus (Less) Change in Fair Value of Equity Awards Granted in Any Prior Year that are Outstanding and Unvested at End of Fiscal Year	$3,781,733	$684,802
Plus Fair Value of Equity Awards Granted and Vested During the Fiscal Year	$0	$0
Plus (Less) Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Fiscal Year	$920,913	$197,228

Kontoor Brands, Inc.	58	2025 Proxy Statement

	2024
Reconciliation of Summary Compensation Totals and Compensation Actual Paid	PEO	Average Non-PEO NEOs

Less Fair Value of Equity Awards Granted in Prior Year that were Forfeited During the Fiscal Year	$0	$0
Plus Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$785,912	$124,463
Compensation Actually Paid	$23,722,439	$5,080,402
Unvested equity values in the above table are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of December 28, 2024.
Performance Metrics
The table below lists our most important performance measures used to link "compensation actually paid" for our NEOs to Company performance, over the fiscal year 2024. These measures are used to determine the AIP and PRSU payouts for each of the NEOs. For more information on the AIP and actual payouts for each NEO, see “Annual Cash Incentives” beginning on page 38 of this Proxy Statement. For more information on PRSU awards and actual payouts for each NEO, see "Long-Term Incentive Awards" beginning on page 41 of this Proxy Statement. The performance measures included in this table are not ranked by relative importance.

GAAP Revenue (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 39)
Gross Margin (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 39)
Operating Income (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Annual Cash Incentives”, described on page 39)
Adjusted EPS (as defined in “Compensation Discussion & Analysis—Components of Total Direct Compensation—Long-Term Incentive Awards”, described on page 41)
In the “Compensation Discussion and Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe the Company’s executive compensation program and the executive compensation decisions included in the 2024 Summary Compensation Table and related disclosures appropriately reward our PEO and the Other NEOs for Company and individual performance, assist the Company in retaining our senior leadership team and support long-term value creation for our stockholders. The values included in the columns for compensation actually paid to our PEO and the Other NEOs, calculated in accordance with SEC disclosure rules, in each of the fiscal years reported above and over the five-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they further demonstrate the “pay-for-performance” compensation philosophy of our executive compensation program. As the table demonstrates, the compensation of our PEO and the Other NEOs is higher when our stock price performs well, and lower when the stock price does not perform as well, demonstrating the clear alignment of interests of our PEO and the Other NEOs and our stockholders.

Kontoor Brands, Inc.	59	2025 Proxy Statement

Relationship Between Compensation Actually Paid and Performance Measures

Period	Change in Compensation Actually Paid to PEO	Change in Average Compensation Actually Paid to Other NEOs	KTB Cumulative TSR	Peer Group Cumulative TSR	Change in KTB GAAP Net Income	Change in KTB Adjusted EPS

2020 to 2024	352%	244%	138%	103%	262%	87%
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Cumulative TSR. From 2020 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 352% and 244%, respectively, compared to the Company’s 138% cumulative TSR over the same time period.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Net Income. From 2020 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 352% and 244%, respectively, compared to a 262% increase in our GAAP Net Income over the same time period.
•Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company’s Adjusted EPS. From 2020 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs increased by 352% and 244%, respectively, compared to a 87% increase in our Adjusted EPS over the same time period.
•Relationship Between the Company’s TSR and the Peer Group TSR. The cumulative TSR for the Peer Group disclosed in the table above was 103% from 2020 to 2024 as compared to the Company’s TSR, which was 138% over the same time period.
2024 CEO Pay Ratio
Kontoor is a global lifestyle apparel company focused on the design, manufacturing, sourcing, marketing and distribution of a portfolio of brands. Approximately 67% of our workforce is located in Latin America and Mexico, 21% is located in the U.S., and 12% is located in the Asia-Pacific Countries (APAC) and Europe, Middle East and Africa (EMEA) regions.
We had previously identified a “median employee” for fiscal 2023 purposes of disclosure in our 2024 proxy statement using the methodology set forth below. For purposes of determining our CEO pay ratio for fiscal 2024, our last completed fiscal year, SEC rules allow us to use the same median employee (or comparable employee) for up to three years as long as there has been no change in our employee population or employee compensation programs that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. During the last completed fiscal year, we determined there has been no change in our employee population or employee compensation programs that we believe would significantly impact our CEO pay ratio disclosure. Based on that determination, we have used the same median employee for this pay ratio calculation as we had used in the prior year.
As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions.
As previously disclosed, to identify our median employee for fiscal 2023, we began by identifying all the employees in our active global employee population as of September 30, 2023, which comprised 13,336 full-time, part-time, temporary, and seasonal employees in 25 countries throughout the world. Of that population, 2,791 were U.S. employees and 10,545 were non-U.S. employees. Under the de minimis exemption provided by the SEC rules, we excluded all of our approximately 28 employees based in India, and 5 employees based in Sweden, which represented less than 5% of our total workforce. After excluding the employees based in India and Sweden, we determined the identity of our median employee from a population of 13,303 employees, 2,791 of which were U.S. employees and 10,512 of which were non-U.S. employees.
We then ranked all of the employees in this population by their total cash compensation – a combination of salary and overtime (paid on an hourly, weekly, biweekly or monthly basis) plus a variety of other cash-based incentive pay (including bonuses and other types of production based pay typical for their respective positions) - received during the nine-month period ended September 30, 2023. We did not annualize the compensation of employees included in the calculation who were hired during the nine-month period but who were not employed for the full period. Total cash compensation of employees paid in foreign currencies was converted into U.S. dollars using the applicable currency exchange rate in effect as of September 29, 2023. We did not make any cost-of-living adjustments.

Kontoor Brands, Inc.	60	2025 Proxy Statement

Based on the process described above, for fiscal 2024 we selected the same median employee as determined for fiscal 2023, a full-time, Mexico-based production operator whose fiscal 2024 annual total compensation was $9,270, calculated in accordance with the requirements of the Summary Compensation Table. Our CEO received $12,586,582 in annual total compensation for the same period. Therefore, the ratio of the fiscal 2024 annual total compensation of our CEO to the fiscal 2024 annual total compensation of our median employee was estimated to be 1,358:1.
2024 Equity Compensation Plan Information Table
The following table provides information as of December 28, 2024, regarding the number of shares of Kontoor common stock that may be issued under Kontoor’s equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(3)

Equity compensation plans approved by shareholders	2,598,134	$24.17	2,988,120
Equity compensation plans not approved by shareholders	0	$0.00	0
Total	2,598,134	$24.17	2,988,120
1.PRSUs assume maximum performance conditions will be satisfied (i.e., at 225% of target award for 2022, 2023 and 2024 PRSUs). Shares of restricted stock do not constitute “options, warrants or rights” and therefore are excluded from these columns.
2.Includes weighted average exercise price for stock options only.
3.Includes securities remaining available for future issuance under the 2019 Stock Compensation Plan.

Kontoor Brands, Inc.	61	2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Common Stock Beneficial Ownership of Certain Beneficial Owners
Set forth below are persons known by Kontoor to have voting power and/or dispositive power over more than 5% of Kontoor common stock, as well as certain other information, all as of February 13, 2025, except that information regarding the number of shares of Kontoor common stock beneficially owned by these shareholders (but not the calculation of the percentage of Kontoor common stock beneficially owned) is as of December 31, 2024, unless otherwise indicated in the footnotes below. The percentage of Kontoor common stock beneficially owned is based on 55,322,973 shares outstanding as of February 13, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)(1)	Percent of Class

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10555	8,237,304	14.9%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	6,400,408	11.6%
PNC Bank N.A. and affiliates(4) 300 Fifth Avenue Pittsburgh, PA 15222	4,168,098	7.6%
1.None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
2.The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13G/A filed with the SEC by BlackRock on January 22, 2024 reporting beneficial ownership at December 31, 2023. BlackRock reported having sole voting power over 8,131,965 shares and sole dispositive power over 8,237,304 shares.
3.The information in the above table concerning The Vanguard Group, Inc. (“Vanguard”) was obtained from a Schedule 13G/A filed with the SEC by Vanguard on February 13, 2024 reporting beneficial ownership at December 31, 2023. Vanguard reported having shared voting power over 102,709 shares, sole dispositive power over 6,244,515 shares, and shared dispositive power over 155,893 shares.
4.The information in the above table concerning PNC Bank, N.A. (“PNC Bank”) and affiliates was obtained from a Schedule 13G/A filed with the SEC by PNC Bank on February 7, 2025 reporting beneficial ownership at December 31, 2024. PNC Bank and affiliates held a total of 4,168,098 shares in various trust and agency accounts on December 31, 2024. As to all such shares, PNC Bank and its affiliates reported having sole voting power over 3,348 shares, shared voting power over 4,161,026 shares, sole dispositive power over 6,294 shares, and shared dispositive power over 4,161,722 shares. Of the total shares reported, 4,161,026 shares are held in the Barbey Family Trust accounts for which PNC Bank serves as co-trustee with, to our knowledge, Clarence Otis, Jr. and Juliana L. Chugg, who was a member of the Board through November 30, 2021. Because neither the individual trustees nor PNC Bank separately controls the decision-making of the trustees, the parties serving as trustees are not deemed to separately beneficially own the shares held in the Barbey Family Trust accounts and are not deemed to share voting or dispositive power over such shares under applicable SEC rules.

Kontoor Brands, Inc.	62	2025 Proxy Statement

Common Stock Beneficial Ownership of Management
The following table reflects, as of February 13, 2025, the total beneficial ownership of Kontoor common stock of each director and nominee for director, each NEO, and all current directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power with respect to the shares held by them, except as indicated in the footnotes. The address of all listed shareholders below is c/o Kontoor Brands, Inc., 400 N. Elm Street, Greensboro, North Carolina 27401. The percentage of Kontoor common stock beneficially owned is based on 55,322,973 shares outstanding as of February 13, 2025.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)(1,2)	Percent of Class (%)

Non-employee Director
Maryelizabeth R. Campbell(3)	2,705	*
Ashley D. Goldsmith	9,874	*
Robert M. Lynch	13,320	*
Andrew E. Page	10,899	*
Mark L. Schiller	12,725	*
Robert K. Shearer	48,661	*
Shelley Stewart, Jr.	21,445	*
Named Executive Officers
Scott H. Baxter(4)	615,776(5)	1.1
Joseph A. Alkire	8,165	*
Jennifer H. Broyles(6)	32,644	*
Thomas L. Doerr, Jr.	22,986	*
Thomas E. Waldron	131,284	*
All Current Directors and Executive Officers as a group (12 persons)	930,484(2)	1.7
*    Represents less than 1.0%
1.Shares counted as beneficially owned do not include phantom shares accounted for in connection with the Kontoor Deferred Savings Plan for Non-Employee Directors because they are settled in cash.
2.Shares owned also include those that could be acquired upon exercise of the following number of stock options that are exercisable as of February 13, 2025, or within 60 days thereafter or upon settlement of RSUs vesting as of February 13, 2025, or within 60 days thereafter: Mr. Baxter, 184,403 options, 102,996 RSUs; Mr. Alkire, 0 options, 2,874 RSUs; Ms. Broyles 0 options, 7,508 RSUs; Mr. Doerr, 0 options, 13,947 RSUs; Mr. Waldron, 0 options, 30,728 RSUs; all current directors and officers as a group, 184,403 options, 158,053 RSUs.
3.Ms. Campbell joined the Board in February 2024.
4.Mr. Baxter is also a director.
5.Includes 380 shares held by Mr. Baxter’s son as to which he has shared voting power but no dispositive power.
6.Includes shares held by Ms. Broyles spouse, who is an employee of Kontoor.

Kontoor Brands, Inc.	63	2025 Proxy Statement

Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has been Kontoor’s independent registered public accounting firm since the May 22, 2019 Spin-Off, from VF, including for purposes of performing an audit of the financial statements included in Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024. On February 12, 2025, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP to serve as Kontoor’s independent registered public accounting firm and to perform the audit of Kontoor’s financial statements and internal control over financial reporting for the fiscal year ending January 3, 2026. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP as Kontoor’s independent registered public accounting firm to our shareholders for ratification because we value our shareholders’ views on Kontoor’s independent registered public accounting firm. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Kontoor and its shareholders.
The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended December 28, 2024 and December 30, 2023 and fees billed for other services rendered by PricewaterhouseCoopers LLP for those periods.

Type of Fees	2024	2023

Audit fees(1)	$4,353,000	$4,498,750
Audit-related fees(2)	$50,000	$40,000
Tax fees	—	—
All other fees(3)	$10,000	$10,000
Total:	$4,413,000	$4,548,750
1.Audit fees consisted of fees for the audit of our consolidated financial statements, for quarterly reviews of interim consolidated financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements.
2.Audit-related fees consisted primarily of controls risk assessment and sales certificates.
3.Other fees consisted of subscriptions to an online accounting research tool.
The Audit Committee considered whether providing the non-audit services shown in this table were compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that they were.
The Board requires that all audit-related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP are to be pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by Kontoor’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval. Criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to Kontoor’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by Kontoor’s independent registered public accounting firm and the related fees. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Kontoor Brands, Inc.	64	2025 Proxy Statement

VOTE
The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Kontoor's independent registered accounting firm for the fiscal year ending January 3, 2026.
Report of the Audit Committee
The Audit Committee reports as follows with respect to the audit of Kontoor’s consolidated financial statements for the fiscal year ended December 28, 2024 (collectively, the “2024 Financial Statements”). At a meeting of the Audit Committee held on February 17, 2025, the Audit Committee (i) reviewed and discussed with management the 2024 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission which include, among other items, matters related to the conduct of the audit of the 2024 Financial Statements; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from Kontoor. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2024 Financial Statements as audited by PricewaterhouseCoopers LLP be included in Kontoor’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024 to be filed with the Securities and Exchange Commission.
The Audit Committee,
Robert K. Shearer, Chair
Maryelizabeth R. Campbell
Andrew E. Page
Mark L. Schiller

Kontoor Brands, Inc.	65	2025 Proxy Statement

Proposal No. 3
Approval of Named Executive Officer Compensation on a Non-Binding Advisory Basis (“Say-on-Pay Vote”)
Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (“NEOs”), pursuant to Section 14A of the Securities Act of 1934, as disclosed in this Proxy Statement, which includes the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.
While this vote is advisory and not binding on the Company, the Board values shareholders’ opinions and will consider the outcome of the vote in determining our executive compensation programs.
At our 2020 Annual Meeting of Shareholders, our shareholders indicated a preference that the Say-on-Pay Vote occur on an annual basis. In accordance with this preference, we determined that we will include a Say-on-Pay Vote in our proxy materials for each annual meeting of shareholders until the next advisory vote on the frequency of future Say-on-Pay Votes. It is expected that the next shareholder vote on the frequency of Say-on-Pay Votes will occur at our 2026 Annual Meeting of Shareholders.
Our Board maintains a “pay for performance” philosophy that forms the foundation for Committee decisions regarding executive compensation. In addition, our executive compensation programs are designed to facilitate strong corporate governance, foster collaboration, and support our short- and long-term Company strategies and objectives.
The CD&A portion of this Proxy Statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Talent and Compensation Committee has made under those programs, and the factors considered in making those decisions, including 2024 Company performance and the alignment of pay outcomes with actual performance outcomes, focusing on the compensation of our NEOs. Our shareholders have affirmed their support of our executive pay programs through their ongoing support of our Say on Pay proposals. We believe we have created a compensation program deserving of shareholder support.
For these reasons, our Board is asking shareholders to approve, on a non-binding advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the supporting tabular and related narrative disclosure on executive compensation) is hereby APPROVED.”
While the results of the vote are non-binding and advisory in nature, the Talent and Compensation Committee and the Board intend to carefully consider the results of this vote. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the executive compensation program.
Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement, including the section entitled “Compensation Discussion & Analysis,” which describes our executive compensation philosophy and programs in greater detail, as well as compensation decisions made by the Talent and Compensation Committee with respect to the fiscal year ended December 28, 2024.

VOTE
The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers on a non-binding advisory basis.

Kontoor Brands, Inc.	66	2025 Proxy Statement

Additional Information
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement. Kontoor will bear the entire cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person, by telephone or by email by directors, officers and other employees of Kontoor without additional compensation for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Shareholder Proposals and Nominations for the 2026 Annual Meeting of Shareholders
Shareholders may nominate directors for election to the Board and make other proposals to be considered at the 2026 annual meeting of shareholders (the “2026 Annual Meeting”). In accordance with Kontoor’s Bylaws, notice of any director nominations for election to the Board at the 2026 Annual Meeting or any other proposal for consideration at the 2026 Annual Meeting must be in writing and delivered to, or mailed and received by, the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401 no earlier than December 25, 2025 and no later than January 24, 2026. However, if the 2026 Annual Meeting is advanced more than 30 days prior to the first anniversary of the Annual Meeting, or delayed more than 70 days after the first anniversary of the Annual Meeting, then notice must be received by Kontoor no earlier than the 120th day prior to the 2026 Annual Meeting and no later than the later of 70 days prior to the date of the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by Kontoor. Kontoor’s Bylaws also specify requirements relating to the content of the notice that shareholders must provide in order for a director nomination or other proposal to be properly brought before the 2026 Annual Meeting. In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Kontoor’s nominees must provide notice that sets forth the additional information required by Rule 14a-19 under the Securities Exchange Act of 1934 not prior to December 25, 2025 and not later than January 24, 2026.
Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by the Corporate Secretary of Kontoor at 400 N. Elm Street, Greensboro, North Carolina 27401 by November 6, 2025.
Householding
Under SEC rules, a single Notice or Annual Report and Proxy Statement may be sent to any household at which two or more Kontoor shareholders reside if they appear to be members of the same family. Each shareholder receiving physical copies of the proxy materials continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses for Kontoor. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., P.O. Box 43006 Providence, RI 02940-3006; (800) 446-2617.
Brokers with account holders who are Kontoor shareholders may be householding our proxy materials. As indicated in the Notice previously provided by these brokers to our shareholders, a single Notice or Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or Annual Report and Proxy Statement, please notify your broker so that separate copies may be delivered to you. Shareholders who currently receive multiple copies of the Notice or Annual Report and Proxy Statement at their address who would prefer to receive a single copy should contact their broker.

Kontoor Brands, Inc.	67	2025 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Kontoor, as well as persons who own more than 10% of Kontoor’s common stock (“Reporting Persons”, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of forms files with the SEC and representations received from directors and officers, Kontoor believes that during the fiscal year ended December 28, 2024 all Reporting Persons complied with the Section 16(a) filing requirements, except that a Form 4 for Scott H. Baxter (reporting a bona fide gift) and a Form 4 for Thomas E. Waldron (reporting a bona fide gift) were filed late, both due to administrative error.

Kontoor Brands, Inc.	68	2025 Proxy Statement

Other Matters
The Board is not aware of any matter that is intended to be brought before the Annual Meeting other than the matters described in this Proxy Statement and does not intend to bring any other matters before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the proxy card will be authorized to vote thereon on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment.
WHETHER OR NOT YOU PLAN TO ATTEND THE LIVE WEBCAST OF THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING.
By Order of the Board of Directors
Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary
Dated: March 6, 2025

Kontoor Brands, Inc.	69	2025 Proxy Statement

Appendix A -
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures (Non-GAAP)

Twelve Months Ended December (In thousands, except for per share amounts)

	2024	2023	2022	2021	2020
Net revenues—as reported under GAAP	2,607,578	2,607,472	2,631,444	2,475,916	2,097,839
Cost of goods sold—as reported under GAAP	1,446,008	1,519,635	1,497,076	1,368,190	1,234,150
Restructuring, transformation & separation costs (a)	(15,453)	(5,791)	—	2,662	(467)
Adjusted cost of goods sold	1,430,555	1,513,844	1,497,076	1,370,852	1,233,683
Gross profit—as reported under GAAP	1,161,570	1,087,837	1,134,368	1,107,726	863,689
Restructuring, transformation & separation costs (a)	15,453	5,791	—	(2,662)	467
Adjusted gross profit	1,177,023	1,093,628	1,134,368	1,105,064	864,156
As a percentage of total net revenues	45.1%	41.9%	43.1%	44.6%	41.2%
Selling, general and administrative expenses—as reported under GAAP	819,281	768,568	777,703	824,747	739,855
Restructuring, transformation & separation costs (a)	(22,886)	(8,536)	(15,609)	(71,820)	(105,088)
Adjusted selling, general and administrative expenses	796,395	760,032	762,094	752,927	634,767
Interest income—as reported under GAAP	11,149	3,791	1,352	1,480	1,608
Interest expense—as reported under GAAP	(40,824)	(40,408)	(34,919)	(38,900)	(49,992)
Financing costs (c)	—	—	—	4,655	—
Other adjustments (b)	—	—	—	(1,888)	(2,044)
Adjusted interest expense	(40,824)	(40,408)	(34,919)	(36,133)	(52,036)
Other expense, net—as reported under GAAP	(11,191)	(10,753)	(3,962)	(959)	(2,514)
Restructuring & separation costs (a)	—	—	(2,983)	—	—
Other adjustments (b)	—	—	—	1,888	2,044
Adjusted other income (expense), net	(11,191)	(10,753)	(6,945)	929	(470)
Diluted earnings per share—as reported under GAAP	4.36	4.06	4.31	3.31	1.17
Restructuring, transformation & separation costs (a)	0.53	0.20	0.18	0.92	1.44
Financing costs (c)	—	—	—	0.06	—
Adjusted diluted earnings per share	4.89	4.26	4.49	4.28	2.61
Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. Amounts herein may not recalculate due to the use of unrounded numbers.

Kontoor Brands, Inc.	A-1	2025 Proxy Statement

Notes to Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
a.During the twelve months ended December 2024, restructuring and transformation costs included $25.2 million related to business optimization activities and $13.1 million related to streamlining and transferring select production within our internal manufacturing network.
During the twelve months ended December 2023, restructuring costs included $7.3 million related to reductions in our global workforce, $4.5 million related to streamlining and transferring select production within our internal manufacturing network and $2.5 million related to optimizing and globalizing our operating model.
During the twelve months ended December 2022, restructuring and separation costs included $13.7 million of severance and employee-related benefit costs, a $2.6 million pension curtailment gain, $0.4 million of other employee-related benefits and $1.9 million of other costs. All restructuring and separation costs during the year ended December 2022 were attributable to the globalization of the Company’s operating model and relocation of the European headquarters.
During the twelve months ended December 2021, restructuring and separation costs primarily related to the Company’s global ERP system and information technology infrastructure build-out as well as strategic actions by the Company to exit certain company-owned outlet stores and transition our India business to a licensed model.
During the twelve months ended December 2020, restructuring and separation costs primarily related to the Company’s global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company, including charges resulting from the Company’s decision to exit certain company-owned outlet stores, transition the India business to a licensed model and respond to COVID-19. These costs were partially offset by the benefit of a $6.6 million gain on the sale of manufacturing assets during the third quarter of 2020.
Total restructuring, transformation and separation costs resulted in a corresponding tax impact of $9.0 million, $3.0 million, $2.5 million, $15.0 million and $22.2 million for the twelve months ended December 2024, December 2023, December 2022, December 2021 and December 2020, respectively.
b.Other adjustments have been made for the twelve months ended December 2021 and December 2020 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. Management believes these funding fees are not material to evaluating the overall results of the Company and thus discontinued this adjustment effective in the first quarter of 2022.
c.Financing costs related to expenses incurred to amend the Company’s senior secured credit facility and to issue $400.0 million of senior notes. These adjustments had a corresponding tax impact of $1.1 million for the year ended December 2021.

Kontoor Brands, Inc.	A-2	2025 Proxy Statement

Supplemental Financial Information - Adjusted Return on Invested Capital (Non-GAAP)

(Dollars in thousands)	Twelve Months Ended December

Numerator	2024	2023
Net income	$245,802	$230,994
Plus: Income taxes	55,621	40,905
Plus: Interest income (expense), net	29,675	36,617
EBIT	$331,098	$308,516
Plus: Restructuring and transformation costs (a)	38,339	14,327
Plus: Operating lease interest (b)	1,322	1,190
Adjusted EBIT	$370,759	$324,033
Adjusted effective income tax rate (c)	19%	15%
Adjusted net operating profit after taxes	$300,239	$274,378

Denominator	December 2024	December 2023	December 2022
Equity	$400,055	$371,913	$250,757
Plus: Current portion of long-term debt and other borrowings	—	20,000	17,280
Plus: Noncurrent portion of long-term debt	740,315	763,921	782,619
Plus: Operating lease liabilities (d)	50,845	57,756	51,404
Less: Cash and cash equivalents	(334,066)	(215,050)	(59,179)
Invested capital	$857,149	$998,540	$1,042,881
Average invested capital (e)	$927,845	$1,020,711
Net income to average debt and equity (f)	21.4%	20.9%
Adjusted return on invested capital	32.4%	26.9%
Non-GAAP Financial Information: Adjusted return on invested capital (“ROIC”) is a non-GAAP measure. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. ROIC may be different from similarly titled measures used by other companies. Amounts herein may not recalculate due to the use of unrounded numbers.
a.See “Notes to Reconciliation of Adjusted Financial Measures” above.
b.Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
c.Operating lease interest is based upon the discount rate for each lease and recorded as a component of rent expense within “Selling, general and administrative expenses” in the Company's statements of operations. The adjustment for operating lease interest represents the add-back to earnings before interest and taxes (“EBIT”) based upon the assumption that properties under our operating leases were owned or accounted for as finance leases. Operating lease interest is added back to EBIT in the adjusted ROIC calculation to account for differences in capital structure between us and other companies.
d.Total of “Operating lease liabilities, current” and “Operating lease liabilities, noncurrent” in the Company's balance sheets.
e.The average is based on the “Invested capital” at the end of the current period and at the end of the comparable prior period.
f.Calculated as “Net income” divided by average “Debt” and “Equity.” “Debt” includes the current and noncurrent portion of long-term debt as well as other short-term borrowings. The average is based on the subtotal of “Debt” and “Equity” at the end of the current period and at the end of the comparable prior period.

Kontoor Brands, Inc.	A-3	2025 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V61267-P21550 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! 1b. Maryelizabeth R. Campbell 1a. Scott H. Baxter 1e. Andrew E. Page 1c. Ashley D. Goldsmith 1d. Robert M. Lynch 1f. Mark L. Schiller 1g. Robert K. Shearer 1h. Shelley Stewart, Jr. 1. To elect eight directors for a term ending at the 2026 annual meeting of shareholders. Nominees: The Board of Directors recommends you vote FOR each of the nominees in Proposal 1. KONTOOR BRANDS, INC. 2. To ratify the appointment of PricewaterhouseCoopers LLP as Kontoor's independent registered public accounting firm for the fiscal year ending January 3, 2026. 3. To approve the compensation of Kontoor's named executive officers as disclosed in our proxy statement. NOTE: To transact such other business as may properly come before the meeting and any adjournments thereof. The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. KONTOOR BRANDS, INC. 400 NORTH ELM STREET GREENSBORO, NC 27401 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/KTB2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V61268-P21550 KONTOOR BRANDS, INC. Annual Meeting of Shareholders April 24, 2025 11:00 AM ET This proxy is solicited by the Board of Directors The undersigned hereby appoints Scott H. Baxter and Thomas L. Doerr, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of KONTOOR BRANDS, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, ET on April 24, 2025, virtually at www.virtualshareholdermeeting.com/KTB2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote the shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.